Exhibit 10.34

LIMITED LIABILITY COMPANY

AGREEMENT OF

NORTHERN PASS TRANSMISSION LLC,

a New Hampshire Limited Liability Company

Dated as of April 6, 2010

- i -

5.3	Curative Allocations	20

5.4	Loss Limitation	20

5.5	Other Allocation Rules	20

5.6	Tax Allocations; Code Section 704(c)	20

5.7	Tax Status; Tax Elections; Tax Matters Partner	21

ARTICLE 6 PROJECTS		23

6.1	Project	23

6.2	Conditions Precedent to Additional Capital Contributions	23

ARTICLE 7 MANAGEMENT		23

7.1	Members Committee	23

7.2	Number; Election; Initial Members Committee	23

7.3	Term of Representatives	24

7.4	Resignation; Removal; Vacancies	24

7.5	Chair	24

7.6	Voting Rights	24

7.7	Meetings	24

7.8	Power and Authority	25

7.9	Matters Requiring Unanimous Approval of the Members Committee	27

7.10	Subcommittees	28

7.11	Defaulting Member	28

7.12	Cooperation of Members for Regulatory Proceedings	29

7.13	Certain Affiliate Arrangements	29

7.14	Budgets	29

ARTICLE 8 MEMBERS		31

8.1	Meetings of Members	31

8.2	Action Without Meetings	31

8.3	Voting	31

8.4	Meetings by Telephone or Other Technology	31

8.5	Third-Party Dealings With Members	31

8.6	Liability of Members	31

8.7	Independent Activities; Disclaimer of Duties; Release	32

8.8	Waiver of Conflicts	34

- ii -

ARTICLE 9 MEMBERS’ INTERNAL COSTS		35

9.1	Pre-Formation Internal Costs	35

9.2	Post-Formation Internal Costs	35

9.3	Cost Pass Through	35

ARTICLE 10 OFFICERS		35

10.1	The Company	35

10.2	Officers	35

ARTICLE 11 COMPLIANCE WITH CERTAIN LAWS		37

11.1	Compliance with Certain Codes of Conduct	37

11.2	Compliance with Antitrust Laws	37

11.3	Regulatory Compliance	37

ARTICLE 12 TRANSFERS OF INTERESTS		38

12.1	General	38

12.2	Transfers to Corporate Affiliates	38

12.3	Transfers After In-Service Date	38

12.4	Deemed Dispositions	38

12.5	Right of First Refusal	39

12.6	Compliance with Securities Laws	40

12.7	Further Restrictions	40

12.8	Prohibited Transfers	41

12.9	Transfer Compensation Amount	41

12.10	Admission	42

12.11	Voluntary Withdrawal	42

12.12	Involuntary Withdrawal	42

ARTICLE 13 DEADLOCKS		42

13.1	Deadlock Notice	42

13.2	Mediation	43

13.3	Arbitration	43

ARTICLE 14 DEFAULT, REMEDIES		44

14.1	Events of Default	44

14.2	Remedies	44

14.3	Funding Capital Call	44

14.4	Purchase Remedy; Right to Cure	45

14.5	Cooperation by Defaulting Member	46

- iii -

14.6	Third Party Approvals	47

ARTICLE 15 INDEMNIFICATION; LIMITATION OF LIABILITY		47

15.1	Indemnification by a Member	47

15.2	Indemnification by Company	47

15.3	Survival; Limitations; Procedures	48

15.4	Indemnification Procedure	48

ARTICLE 16 DISSOLUTION, LIQUIDATION, AND TERMINATION OF THE COMPANY		49

16.1	Limitations	49

16.2	Exclusive Causes	49

16.3	Effect of Dissolution	49

16.4	Deficit Capital Accounts	49

16.5	Liquidation	49

16.6	Compliance with Certain Requirements of Regulations	50

16.7	Deemed Contribution and Distribution	50

16.8	Character of Liquidating Distributions	50

ARTICLE 17 REPRESENTATIONS AND WARRANTIES		50

17.1	NU Ventures Representations and Warranties	50

17.2	NSTAR Ventures Representations and Warranties	52

ARTICLE 18 CONFIDENTIALITY		53

18.1	Confidentiality Obligation; Permitted Disclosures	53

18.2	Legally Required Disclosures	54

18.3	Survival	54

ARTICLE 19 REPORTS		54

19.1	Company Records	54

19.2	Examination of Records	55

19.3	Reports	55

ARTICLE 20 MISCELLANEOUS		55

20.1	Amendments	55

20.2	Entire Agreement	55

20.3	Further Assurances.	56

20.4	Notices	56

20.5	Governing Law and Jurisdiction	56

- iv -

20.6	WAIVER OF RIGHT TO JURY TRIAL	56

20.7	No Drafting Presumption	56

20.8	Binding Effect	56

20.9	Press Releases	56

20.10	Severability	56

20.11	Counterparts	57

20.12	Waiver	57

20.13	No State-Law Partnership	57

20.14	No Third Party Beneficiaries	57

Annex A - Form of Joinder Agreement

Exhibit A – Form of Service Agreement with Northeast Utilities Service Company

Schedule 2.8 – Members

Schedule 6.1 - Project

Schedule 6.2 - Conditions Precedent

Schedule 7.2 – Initial Members Committee

Schedule 7.13 – Approved Affiliate Agreements

- v -

LIMITED LIABILITY COMPANY AGREEMENT

This LIMITED LIABILITY COMPANY AGREEMENT (“Agreement”) of Northern Pass Transmission LLC, a New Hampshire limited liability company (the “Company”), is made and entered into as of the Effective Date, by and between NU Transmission Ventures, Inc., a Connecticut corporation (“NU Ventures”) and NSTAR Transmission Ventures, Inc., a Massachusetts corporation (“NSTAR Ventures”).

WHEREAS, NU Ventures and NSTAR Ventures have determined it would be beneficial for each of them to jointly develop and construct the Project (as defined herein); and

WHEREAS, NU Ventures and NSTAR Ventures have determined to establish the Company for such purpose and have filed with the Secretary of State of the State of New Hampshire a Certificate of Formation organizing the Company with NU Ventures and NSTAR Ventures as the sole Members thereof, each owning the Membership Interests (as defined herein) as set forth in Schedule 2.8 hereto; and

WHEREAS, NU Ventures and NSTAR Ventures have entered into this Agreement to govern the affairs of the Company and certain relationships with and among its Members.

ARTICLE 1

DEFINITIONS; INTERPRETATION

1.1 Defined Terms. Capitalized terms used in this Agreement shall, unless otherwise noted or unless the context otherwise requires, have the following meanings:

“Accounting Matters Partner” means NU Ventures or such other Member designated as Accounting Matters Partner pursuant to this Agreement.

“Act” means the New Hampshire Limited Liability Company Act, as amended from time to time.

“Additional Members” means those Persons admitted to the Company pursuant to Section 12.10.

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Allocation Year, after giving effect to the following adjustments:

(i)	Credit to such Capital Account the amount, if any, such Member is expressly obligated to restore with respect to such Member’s deficit balance in such Member’s Capital Account and any amounts such Member is deemed to be obligated to restore pursuant to Regulations Section 1.704-1(b)(2)(ii)(c) or either of the penultimate sentences in Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), and

(ii)	Debit to such Capital Account the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), and 1.704-1(b)(2)(ii)(d)(6).

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Affiliate Arrangements” has the meaning set forth in Section 7.13.

“Agreement” has the meaning set forth in the preamble and includes all exhibits and schedules hereto, and any and all amendments hereto or thereto agreed to in writing by the Members.

“Allocation Year” means (i) the period commencing on the Effective Date and ending on December 31, 2010, (ii) any subsequent twelve (12) month period commencing on January 1 and ending on December 31, (iii) any portion of the period described in clause (i) or (ii) for which the Company is required to allocate Profits, Losses, and other items of Company income, gain, loss, deduction, or credit pursuant to Article 5 or 16, or (iv) for the final Allocation Year, the period commencing on the day after the end of the previous Allocation Year and ending on the date of liquidation of the Company.

“Annual Operating Budget” has the meaning set forth in Section 7.14.5.

“Applicable Law” means any statute, law, ordinance, executive order, rule, or regulation (including a regulation that has been formally promulgated in a rule making proceeding but, pending final adoption, is in proposed or temporary form having force of law); guideline, or notice having force of law; or approval, permit, license, franchise, judgment, order, decree, injunction, or writ of any Governmental Authority applicable to a specified Person or specified property, as in effect from time to time.

“Approved Affiliate Agreements” means those Affiliate Arrangements listed on Schedule 7.13 hereto.

“Arbitration Initiation Notice” has the meaning set forth in Section 13.3.

“Arbitrator” has the meaning set forth in Section 13.3.3.

“Available Cash” means the cash balance of the Company from time to time after the payment of, or provision for the payment of, all of the Company’s obligations then due and after the establishment of such reserves as the Members Committee shall deem appropriate and all other debts, expenses, construction costs, capital improvements, replacements, and contingencies of the Company.

“Budgets” means, collectively, the Development Budget, the Initial Operating Budget, the Preliminary Construction Budget, the Construction Budget and the Annual Operating Budget, each as approved by the Members Committee.

“Business Day” means any day other than a Saturday, Sunday or other day on which banks are authorized to be closed in New York, New York.

Execution Copy	Northern Pass LLC Operating Agreement

“Capital Account” means, with respect to any Member, the Capital Account maintained for such Member in accordance with Regulations Section 1.704-1(b)(2)(iv), which includes, among other things, the following rules:

(i)	To each Member’s Capital Account there shall be credited (A) the amount of money and the Gross Asset Value of any property contributed by such Member pursuant to any provision of this Agreement, (B) such Member’s distributive share of Profits allocated pursuant to Section 5.1 and any items in the nature of income or gain that are specially allocated to such Member pursuant to Section 5.2 or Section 5.3, and (C) the amount of any Company liabilities assumed by such Member or that are secured by any property distributed to such Member;

(ii)	To each Member’s Capital Account there shall be debited (A) the amount of money and the Gross Asset Value of any property distributed to such Member pursuant to any provision of this Agreement, (B) such Member’s distributive share of Losses allocated pursuant to Section 5.1 and any items in the nature of expenses or losses that are specially allocated to such Member pursuant to Section 5.2 or Section 5.3, and (C) the amount of any liabilities of such Member assumed by the Company or that are secured by any property contributed by such Member to the Company;

(iii)	In the event Membership Interests (or any portions thereof) are transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Membership Interests (or portions thereof); and

(iv)	In determining the amount of any liability for purposes of subparagraphs (i) and (ii) above there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Regulations. In the event the Members Committee shall determine that it is prudent to modify the manner in which the Capital Accounts are maintained, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities that are secured by contributed or distributed property or that are assumed by the Company or any Members), the Members Committee may make such modification, provided that it is not likely to have a material effect on the amounts distributed to any Person pursuant to Article 16 upon the liquidation of the Company. The Members Committee also shall (a) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704-1(b)(2)(iv)(q) and (b) make any appropriate modifications if unanticipated events might otherwise cause this Agreement not to comply with Regulations Section 1.704-1(b).

“Capital Call Default” has the meaning set forth in Section 14.1.

Execution Copy	Northern Pass LLC Operating Agreement

“Capital Contributions” means, with respect to any Member, the total amount of money and the initial Gross Asset Value of property (other than money) contributed to the capital of the Company by such Member, whether as an initial Capital Contribution or as an additional Capital Contribution.

“Certificate” means the Certificate of Formation of the Company filed under the Act in the Office of the New Hampshire Secretary of State for the purpose of forming the Company as a New Hampshire limited liability company.

“Code” means the Internal Revenue Code of 1986, as amended from time to time (and any corresponding provisions of succeeding law).

“Company” has the meaning set forth in the preamble.

“Company Assets” means all direct and indirect interests in real and personal property owned by the Company from time to time, and shall include both tangible and intangible property (including, without limitation, cash).

“Company Equity Securities” means any Membership Interest or other equity securities of the Company or any of its subsidiaries (including securities exercisable or exchangeable for or convertible into Membership Interests or other equity securities).

“Company Minimum Gain” has the same meaning as the term “partnership minimum gain” in Regulations Sections 1.704-2(b)(2) and 1.704-2(d).

“Conditions Precedent” means, collectively, the conditions precedent listed in Schedule 6.2.

“Confidential Information” means, collectively, the provisions of this Agreement, all understandings, agreements and other arrangements between the parties hereto, and all confidential or proprietary information or knowledge of a Person, whether or not it constitutes a trade secret under Applicable Law and all other non-public information received from or otherwise relating to, the Company and other Members. “Confidential Information” does not include information that: (a) has become part of the public domain other than by acts or omissions of the recipient or its representatives, (b) to the recipient’s knowledge, has been furnished or made known to the recipient by third Persons (other than those acting on behalf of the disclosing party) as a matter of legal right and without relevant restriction on disclosure or use, (c) was in the recipient’s possession prior to disclosure by the disclosing party and was not previously acquired by the recipient or its representatives directly or indirectly from the disclosing party, or (d) is independently developed by representatives of recipient without access to Confidential Information.

“Construction Budget” has the meaning set forth in Section 7.14.4.

Execution Copy	Northern Pass LLC Operating Agreement

“Contract” means any agreement, contract, understanding, lease, sublease, easement, license, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding, including any responses to request for proposals, applications for permits, any binding or non-binding letter of intent, memorandum of understanding or letter of intent and any and all change orders and amendments to the foregoing.

“Corporate Affiliate” means, with respect to a specified Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person specified. For purposes of this Agreement, the term “control” (including its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by Contract or otherwise).

“CPR” means the International Institute for Conflict Prevention and Resolution.

“CPR Arbitration Rules” means the CPR Rules for Non-Administered Arbitration.

“Creditworthy” means, with respect to any Person, a credit rating for senior unsecured debt of at least (i) “BBB-” from Standard & Poor’s Ratings Group (a division of The McGraw Hill Companies, Inc.), provided that if such credit rating is “BBB-” such Person shall not be on “CreditWatch Negative”, or (ii) “Baa3” from Moody’s Investors Services, Inc., provided that if such credit rating is “Baa3” such Person shall not be on “Review for possible downgrade.” A Person that is not otherwise Creditworthy shall be deemed Creditworthy if its obligations under this Agreement are absolutely, irrevocably and unconditionally guaranteed pursuant to a guaranty agreement that is reasonably acceptable to the non-transferring Member by a Creditworthy Person that is either a direct or indirect parent entity of such Person or has otherwise received adequate and sufficient consideration for such guaranty.

“Damages” has the meaning set forth in Section 15.1.

“Deadlock” means a dispute, including the inability to agree on a vote or other decision, that has continued for more than fifteen (15) days among the Members or Representatives, which is not resolved by the provisions on voting contained herein, concerning the business or affairs of the Company, or a Disputed Action that is referred by NU Ventures for resolution as a Deadlock in accordance with Section 7.8.3 of the Agreement; provided, however, that a Deadlock shall not include any dispute regarding an interpretation of any terms or conditions of this Agreement; provided further, that a Deadlock shall not include the failure of the Members Committee to approve any matter requiring unanimous approval under Section 7.9 hereof.

“Deadlock Arbitration” has the meaning set forth in Section 13.3.

“Deadlock Notice” has the meaning set forth in Section 13.1.

“Defaulting Member” means a Member to whom an Event of Default is attributed; provided that such Member shall no longer be deemed a Defaulting Member upon such Member’s cure of such Event of Default.

Execution Copy	Northern Pass LLC Operating Agreement

“Depreciation” means, for each Allocation Year, an amount equal to the federal income tax depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Allocation Year, except that (i) with respect to any asset the Gross Asset Value of which differs from its adjusted tax basis for federal income tax purposes, which difference is being eliminated by use of the “remedial method” pursuant to Regulations Section 1.704-3(d), Depreciation for such year shall be the amount of book basis recovered for such Allocation Year under the rules prescribed by Regulations Section 1.704-3(d)(2), and (ii) with respect to any other asset the Gross Asset Value of which differs from its adjusted basis for federal income tax purposes at the beginning of such Allocation Year, Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Allocation Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Allocation Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Members Committee. Any such calculation of Depreciation shall be in accordance with and as allowed under the Company’s FERC tariff rate.

“Designating Member” means, with respect to any Representative, the Member that appointed or designated such Representative in accordance with Section 7.2.

“Development Budget” has the meaning set forth in Section 7.14.1.

“Disabling Conduct” shall mean conduct that constitutes fraud, willful misconduct, bad faith or gross negligence or conduct that is knowingly outside the scope of conduct permitted in this Agreement or in knowing violation of Applicable Law.

“Disputed Action” has the meaning set forth in Section 7.8.3.

“Economic Interest” means a Person’s right to share in the Profits, Losses, or similar items of, and to receive distributions from, the Company, but does not include any other rights of a Member including, without limitation, the right to vote or to participate in the management of the Company, or, except as specifically provided in this Agreement or required under the Act, any right to information concerning the business and affairs of the Company.

“Effective Date” means April 6, 2010.

“Employed Officer” means an officer of the Company who is also an employee of a Member or any Corporate Affiliate of a Member.

“Encumbrance” means any lien, security interest, mortgage, pledge, security interest, hypothecation, assignment, easement, right-of-way, servitude, other encumbrance, equitable interest, charge or encumbrance of any kind (including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any lien or security interest), restrictive covenant, or other restriction or matter affecting title to the involved property.

Execution Copy	Northern Pass LLC Operating Agreement

“Event of Default” has the meaning set forth in Section 14.1.

“Failed Contribution” has the meaning set forth in Section 14.3.1.

“FERC” means the Federal Energy Regulatory Commission or any Governmental Authority succeeding to the powers of such entity.

“GAAP” means generally accepted accounting principles consistently applied.

“Governmental Authority” means any national, state, provincial or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi-governmental, judicial, public or statutory instrumentality, authority, body, agency, department, bureau, commission or entity, or any arbitrator with authority to bind a party at law.

“Gross Asset Value” means with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(i) The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as determined by the Members Committee;

(ii) The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values (taking Code Section 7701(g) into account), as determined by the Members Committee, as of the following times: (A) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (B) the distribution by the Company to a Member of more than a de minimis amount of Company property as consideration for an interest in the Company; (C) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); and (D) at such other times described in Regulations Section 1.704-1(b)(2)(iv)(f)(5); provided that an adjustment described in clauses (A), (B), and (D) of this paragraph shall be made only if the Members Committee by unanimous consent reasonably determines that such adjustment is necessary to reflect the relative economic interests of the Members in the Company;

(iii) The Gross Asset Value of any item of Company assets distributed to any Member shall be adjusted to equal the gross fair market value of such asset on the date of distribution as determined by the Members Committee; and

(iv) The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to (A) Regulations Section 1.704-1(b)(2)(iv)(m) and (B) subparagraph (vi) of the definition of “Profits” and “Losses” or Section 5.2(g); provided, however, that

Execution Copy	Northern Pass LLC Operating Agreement

Gross Asset Values shall not be adjusted pursuant to this subparagraph (iv) to the extent that an adjustment pursuant to subparagraph (ii) is required in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (iv).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraph (i), (ii), or (iv), such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset, for purposes of computing Profits and Losses.

“HQUS” means H.Q. Energy Services (U.S.) Inc.

“Hydro-Québec” means Hydro-Québec, a body politic and corporate, duly incorporated and regulated by the Hydro-Québec Act (R.S.Q., Chapter H-5) or any of its divisions or affiliates.

“Indemnified Party” has the meaning set forth in Section 15.4.

“Indemnified Persons” has the meaning set forth in Section 15.2.1.

“Indemnifying Member” has the meaning set forth in Section 15.1.

“Indemnifying Party” has the meaning set forth in Section 15.4.

“Initial Operating Budget” has the meaning set forth in Section 7.14.3.

“In-Service Date” means the date on which all of the initial facilities comprising the Project are energized (other than merely for test purposes) and accepted by ISO-NE.

“Interim Period” has the meaning set forth in Section 14.4.2.

“Internal Costs” means (i) Management Personnel Costs, (ii) other direct labor determined on an hourly basis, (iii) reasonable allocations of overhead, determined on an hourly basis, (iv) out-of-pocket costs and expenses, including third-party costs, legal fees and travel expenses, that are reasonably incurred by the applicable Member, and (v) costs resulting from any upgrades of computer systems and/or other technology reasonably required by the applicable Member to achieve compatibility with the systems and/or technology used in the operation of the Project, provided that, if such upgrades are used for more than achieving such compatibility, Internal Costs shall only include a reasonable allocation of such costs based on the extent to which such upgrades are required to achieve such compatibility as compared with other uses of such upgrades by such Member, and provided further, that any such Internal Costs shall be determined on a basis consistent with the principles set forth in the NUSCO Service Agreement.

“Involuntary Withdrawal” means, with respect to any Member, the occurrence of any of the following events:

(a)	such Member makes an assignment for the benefit of creditors;

Execution Copy	Northern Pass LLC Operating Agreement

(b)	such Member files a voluntary petition of bankruptcy;

(c)	such Member is adjudged bankrupt or insolvent or has entered against such Member an order for relief in any bankruptcy or insolvency proceeding;

(d)	such Member files a petition or answer seeking for such Member any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law, or regulation;

(e)	such Member files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against such Member in any proceeding described in clauses (a) through (d) above;

(f)	such Member seeks, consents to, or acquiesces in the appointment of a trustee, receiver, or liquidator of such Member or of all or any substantial part of such Member’s properties; or

(g)	120 days after commencement of any proceeding against such Member seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law, or regulation if the proceeding has not been dismissed, or if within 90 days after the appointment without such Member’s consent or acquiescence of a trustee, receiver or liquidator of such Member or of all or any substantial part of such Member’s properties, the appointment is not vacated or stayed, or within 90 days after the expiration of any such stay, the appointment is not vacated.

“ISO-NE” means ISO-New England Inc.

“Issues Statement” has the meaning set forth in Section 13.3.4.

“Liquidator” has the meaning set forth in Section 16.5.

“Management Personnel Costs” means the salaries and benefits of the following personnel employed by a Member and appointed or provided by such Member (or if such personnel are not dedicated full time to the Company or the Project, a reasonable allocation of such salaries and benefits), together with the costs of such other administrative services as such Member deems necessary to support such personnel: (i) personnel designated by such Member to serve as Officers and Representatives of the Company and its subsidiaries; and (ii) such personnel as such Member deems appropriate to undertake oversight of the assets, liabilities, and business affairs of the Company and its subsidiaries.

“Member” means any Person who (a) is or becomes a Member (including an Additional Member) pursuant to the terms of this Agreement, and (b) has not ceased to be a Member. Any reference in this Agreement to NU Ventures, NSTAR Ventures or any other Member shall include such Member’s Permitted Transferee.

Execution Copy	Northern Pass LLC Operating Agreement

“Member Nonrecourse Debt” has the same meaning as the term “partner nonrecourse debt” in Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i)(3).

“Member Nonrecourse Deductions” has the same meaning as the term “partner nonrecourse deductions” in Regulations Sections 1.704-2(i)(1) and 1.704-2(i)(2).

“Members Committee” means the Members Committee appointed as described in Section 7.2.

“Membership Interest” means the entire ownership interest of a Member in the Company at any particular time, including, without limitation, the Member’s Economic Interest, any and all rights to vote and otherwise participate in the Company’s affairs, and the rights to any and all benefits to which a Member may be entitled as provided in this Agreement, together with the obligations of such Member to comply with all of the terms and provisions of this Agreement.

“Nationally recognized accounting firm” means an accounting firm with multi-state offices and net revenues of at least $1 billion; provided, however, that the independent registered public accounting firm retained by either Member to provide auditing services for its financial statements shall be deemed to be a “nationally recognized accounting firm.”

“Nonrecourse Deductions” has the meaning set forth in Regulations Sections 1.704-2(b)(1) and 1.704-2(c).

“Nonrecourse Liability” has the meaning set forth in Regulations Section 1.704-2(b)(3).

“NUSCO” means Northeast Utilities Service Company.

“NUSCO Service Agreement” means that certain Service Agreement between the Company and NUSCO of even date herewith attached as Exhibit A hereto, as it may be amended from time to time in accordance with Section 7.9(u) of this Agreement.

“Officer” has the meaning set forth in Section 10.1.

“Other Indemnified Persons” has the meaning set forth in Section 15.1.

“Ownership Interests” means stock, partnership interests, or other indicia of ownership.

“Percentage Interest” means, with respect to each Member, the percentage set forth opposite such Member’s name on Schedule 2.8, as such percentage interest may be adjusted in accordance with the terms hereof from time to time.

Execution Copy	Northern Pass LLC Operating Agreement

“Permitted Activities” has the meaning set forth in Section 8.7.1.

“Permitted Disclosee” has the meaning set forth in Section 18.1.

“Permitted Transfer” means a Transfer of Membership Interests in compliance with Article 12.

“Permitted Transferee” means a transferee of a Member that acquires a Membership Interest pursuant to a Permitted Transfer.

“Person” means and includes an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated organization, a government or any department or agency thereof, or any entity similar to any of the foregoing.

“Post-Formation Internal Costs” has the meaning set forth in Section 9.2.

“PPI” means the Producer Price Index for Finished Goods published by the U.S. Bureau of Labor Statistics (or any successor index).

“PPI Adjustment” means, for a calendar year, the percent change (expressed as a decimal) in the PPI published in December of the previous year from the PPI published in December of the year immediately preceding such previous year.

“Pre-Formation Internal Costs” has the meaning set forth in Section 9.1.

“Preliminary Construction Budget” has the meaning set forth in Section 7.14.2.

“Proceeding” has the meaning set forth in Section 15.2.1.

“Profit” and “Loss” mean, for each Allocation Year, an amount equal to the Company’s taxable income or loss for such Allocation Year, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication):

(i) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition of “Profits” and “Losses” shall be added to such taxable income or loss;

(ii) Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i) and not otherwise taken into account in computing Profits or Losses pursuant to this definition of “Profits” and “Losses” shall be subtracted from such taxable income or loss;

(iii) In the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraph (ii) of the definition of “Gross Asset Value” or would be adjusted pursuant to subparagraph (iii) of the definition of “Gross Asset Value” if Code Section 7701(g) were taken into account, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases (or would increase)

Execution Copy	Northern Pass LLC Operating Agreement

the Gross Asset Value of the asset) or an item of loss (if the adjustment decreases (or would decrease) the Gross Asset Value of the asset) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses;

(iv) Gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

(v) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Allocation Year, computed in accordance with the definition of “Depreciation;”

(vi) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses; and

Notwithstanding any other provision of this definition, any items that are allocated pursuant to Section 5.2 or Section 5.3 shall not be taken into account in computing Profits or Losses. The amounts of the items of Company income, gain, loss, or deduction available to be allocated pursuant to Section 5.2 and Section 5.3 shall be determined by applying rules analogous to those set forth in subparagraphs (i) through (vi) above.

“Project” has the meaning set forth in Section 6.1.

“Purchase Remedy Notice” has the meaning set forth in Section 14.4.1.

“Regulations” mean the Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as such regulations are amended from time to time.

“Regulatory Affiliate” means, with respect to matters subject to the jurisdiction of a Governmental Authority, an “affiliate” as defined by Applicable Law relevant to such Governmental Authority.

“Regulatory Allocations” has the meaning set forth in Section 5.3.

“Released Party” has the meaning set forth in Section 8.7.3.

“Releasing Member” has the meaning set forth in Section 8.7.3.

“Representative” has the meaning set forth in Section 7.2.

Execution Copy	Northern Pass LLC Operating Agreement

“Reserves” means funds set aside or amounts allocated to reserves that shall be maintained in amounts deemed sufficient by the Members Committee for working capital, to pay taxes, insurance, debt service, and other costs or expenses incident to the conduct of business by the Company as contemplated hereunder.

“Settlement Proposal” has the meaning set forth in Section 13.3.5.

“Tax Matters Partner” means NU Ventures or such other Member designated as Tax Matters Partner pursuant to this Agreement.

“Third Party Approval” means any consent, approval, permit, license, franchise, or other authorization, or a variance or exemption therefrom or waiver thereof, from a Governmental Authority or other Person.

“Third Party Claim” has the meaning set forth in Section 15.4.

“Total Capitalization” means, in the case of the Company, the sum of all common and preferred equity, retained earnings and indebtedness for borrowed money, as set forth on the Company’s balance sheet.

“TransEnergie” means Hydro-Québec TransEnergie, an affiliate of Hydro-Québec.

“Transfer” has the meaning set forth in Section 12.1.

“Transfer Compensation Amount” has the meaning set forth in Section 12.9.

“Transfer Notice” has the meaning set for in Section 12.5.1

“Transferring Member” has the meaning set forth in Section 12.5.1

“Ultimate Parent” means (a) with respect to NU Ventures, Northeast Utilities, a Massachusetts business trust and voluntary association organized under the laws of The Commonwealth of Massachusetts (or any successor thereto) or (b) with respect to NSTAR Transmission Ventures, Inc., means NSTAR, a Massachusetts business trust and voluntary association organized under the laws of The Commonwealth of Massachusetts (or any successor thereto).

“Voluntarily Withdraw” or “Voluntary Withdrawal” means a Member’s dissociation with the Company other than in connection with a Permitted Transfer or an Involuntary Withdrawal.

1.2	Other Defined Terms; Interpretation.

1.2.1	Capitalized terms used in this Agreement and not defined in Section 1.1 shall have the meanings assigned to them elsewhere in this Agreement.

1.2.2	The definitions shall apply equally to both the singular and the plural forms of the terms defined.

Execution Copy	Northern Pass LLC Operating Agreement

1.2.3	Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

1.2.4	The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”

1.2.5	The words “hereof”, “herein”, “hereunder” and other similar words refer to this Agreement as a whole.

1.2.6	Unless otherwise clear from the context, Article, Section and Schedule references in this Agreement are to Articles and Sections of or Schedules to this Agreement.

ARTICLE 2

ORGANIZATIONAL MATTERS

2.1 Formation. The parties hereto have agreed to form a limited liability company pursuant to the Act and the provisions of this Agreement and, for that purpose, caused the Certificate of Formation to be prepared, executed and filed with the Secretary of State of the State of New Hampshire on March 31, 2010.

2.2 Name and Purpose. The name of the Company is Northern Pass Transmission LLC. The Company may also conduct business at the same time under one or more fictitious names if the Members Committee determines that such is in the best interests of the Company. The Members have formed the Company with the intention that it be the entity responsible for planning, developing, constructing, owning and operating the New Hampshire portion of a 1,200 megawatt high voltage direct current transmission line to deliver and sell low carbon energy in New England (the “Project” as further defined in Section 6.1). Hydro-Québec is developing the Canadian segment of the line, and the Members are separately negotiating a Transmission Services Agreement between the Company and Hydro-Québec under which Hydro-Québec will reimburse the Company for costs in developing the Project and pay the Company for transmission services.

2.3 Principal Place of Business; Other Places of Business. The principal place of business of the Company is located initially at Energy Park, 780 North Commercial Street, Manchester, NH, 03101, or such other place within or outside the State of New Hampshire as the Members Committee may from time to time designate. The Company may maintain offices and places of business at such other place or places within or outside the State of New Hampshire as the Members Committee deems advisable.

2.4 Registered Office; Registered Agent. The registered agent of the Company is C T Corporation System and the registered office of the Company within the State of New Hampshire is C T Corporation System, 9 Capitol Street, Concord, New Hampshire, 03301. The Members Committee may change the registered office and/or the registered agent of the Company in accordance with the Act and shall give prompt notice of any such change to each Member.

Execution Copy	Northern Pass LLC Operating Agreement

2.5 Business Purpose. The Company is organized for the purposes of:

2.5.1	acting as an electric public utility regulated under the Federal Power Act that is a transmission service provider within New England;

2.5.2	designing, acquiring, constructing, owning and operating certain transmission facilities within New Hampshire;

2.5.3	conducting any and all activities normally exercised by an owner and operator of property in relation or incidental to the business conducted or property held by the Company; and

2.5.4	conducting any other lawful business, purpose or activity in which a limited liability company may be engaged under Applicable Law (including, without limitation, the Act).

2.6 Powers. Subject to all of the terms, covenants, conditions and limitations contained in this Agreement and any other agreement entered into by the Company, the Company shall have the power and authority to do any and all acts and things necessary, appropriate, proper, advisable, desirable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described herein and for the protection and benefit of the Company, including all power and authority, directly or through its ownership interest in other entities, to enter into and perform contracts of any kind, and borrow money and issue evidences of indebtedness, whether or not secured by a mortgage, deed of trust, pledge or other lien.

2.7 Qualification in Other Jurisdictions. The Members Committee shall take any and all actions reasonably necessary to perfect and maintain the status of the Company as a limited liability company under the laws of the State of New Hampshire. Before conducting business in any jurisdiction other than the State of New Hampshire, the Company shall file all forms and take all other actions required under Applicable Law, including the tax laws, of that jurisdiction in order to conduct such business.

2.8 Members. The name, mailing address and Percentage Interest of each Member are set forth on Schedule 2.8 hereto. The Members Committee shall update Schedule 2.8 from time to time as necessary to reflect changes to the information therein. An amendment or revision to Schedule 2.8 made in accordance with this Agreement shall not be deemed an amendment to this Agreement. Any reference in this Agreement to Schedule 2.8 shall be deemed a reference to Schedule 2.8 as amended and in effect from time to time.

2.9 Title to Property. The Company shall at all times hold title to all of its owned and leased property in the name of the Company and not in the name of any Member, and no Member shall have any ownership interest in such property in such Member’s individual name (except to the extent a Member leases property to the Company). Each Member’s Membership Interest shall be personal property for all purposes.

2.10 Payments of Individual Obligations. The Company’s credit and assets shall be used solely for the benefit of the Company, and no asset of the Company shall be transferred or encumbered for, or in payment of, any individual obligation of any Member.

Execution Copy	Northern Pass LLC Operating Agreement

ARTICLE 3

INITIAL CAPITAL; ADDITIONAL CAPITAL

3.1 Development Budget Capital Contributions. The Members shall, at such times and in such amounts as specified in the Development Budget, estimates of which have been reviewed by the Members, and in proportion to their respective Percentage Interests, each make Capital Contributions necessary to fund the Development Budget; which is currently estimated to be $6.8 million. The Members shall not be required to make any further Capital Contributions prior to the satisfaction of each of the Conditions Precedent.

3.2 Additional Capital Contributions. Subsequent to the satisfaction of each of the Conditions Precedent, the Members shall be required to make additional Capital Contributions from time to time (i) as required or otherwise specified by the Construction Budget, the Initial Operating Budget or the Annual Operating Budget approved or continued pursuant to Section 7.14., as applicable or (ii) as unanimously approved by the Members Committee pursuant to Section 7.9(m) hereof, with any such contributions to be made by each Member no later than ten (10) Business Days after the date specified, in an amount equal to the applicable capital or operating cash requirements set forth in the applicable Budget or as otherwise unanimously approved by the Members Committee, multiplied by each such Member’s Percentage Interest.

3.3 Failure to make Capital Contributions. If any Member fails or refuses to pay any Capital Contribution to the Company when due, the due date for such Member shall be extended for a period of ten (10) Business Days thereafter; provided, however, that a Member shall not be permitted to take advantage of this extension more than two (2) times per calendar year. After either (i) the end of the twenty (20) Business Day period (commencing from the applicable due date specified in a Budget approved or continued pursuant to Section 7.14 or in a written notice delivered to the Members pursuant to Section 3.2 or any extension of such due date that is unanimously approved by the Members Committee, as applicable) in which a Member has failed or refused to pay any Capital Contribution or (ii) the third time in any calendar year in which a Member has failed or refused to pay any Capital Contribution within the ten (10) Business Day period provided in Section 3.2, then any non-Defaulting Member may exercise the remedies set forth in Article 14 hereof.

3.4 Capital Accounts. A separate Capital Account shall be established and maintained for each Member in accordance with the terms of this Agreement.

3.5 Member Capital. Except as otherwise provided in this Agreement or with the unanimous approval of the Members Committee, (a) no Member shall demand or be entitled to receive a return of or interest on its Capital Contributions or Capital Account, (b) no Member shall withdraw any portion of its Capital Contributions or receive any distributions from the Company as a return of capital on account of such Capital Contributions, and (c) the Company shall not redeem or repurchase the Membership Interest of any Member.

3.6 Member Loans. Subject to Section 14.3.1, no Member shall be required or permitted to make any loans or otherwise lend any funds to the Company, except loans made with the unanimous approval of the Members Committee. All loans to the Company shall represent a debt of the Company payable or collectible solely from the assets of the Company in accordance with the terms and conditions upon which such loans were made, and no loans made by any Member to the Company shall have any effect on such Member’s Percentage Interest.

Execution Copy	Northern Pass LLC Operating Agreement

ARTICLE 4

DISTRIBUTIONS

4.1 In General. Except as otherwise specifically provided in this Agreement, distributions of Available Cash, subject to Section 304-C:44 of the Act, will be made only as may be unanimously approved by the Members Committee. Such distributions shall be made to the Members within thirty (30) days after such unanimous approval in accordance with the Members’ respective Percentage Interests as of the time of such approval provided, that any loans payable to Members have been repaid in full prior to any such distribution to the Members.

4.2 Incorrect Distributions. To the extent any distribution made to a Member is incorrectly made, based on the Company’s financial statements, any Member who receives more than should have been distributed to such Member shall promptly repay to the Company the amount of any such incorrect distribution, and any such repaid amounts shall be redistributed (or otherwise applied) pursuant to this Agreement. For US tax purposes any amounts returned are treated as an adjustment to a previously made distribution and not a Capital Contribution under Sections 3.1 and 3.2, provided, however, that a distribution and corrective repayment that occur in different taxable years shall be treated for tax purposes as a distribution in the year in which the actual incorrect distribution was made, followed by a Capital Contribution in the year in which the repayment was made.

4.3 Amounts Withheld. All amounts withheld by the Company pursuant to the Code or any provision of any state, local, or foreign law with respect to any payment, distribution or allocation to any Member shall be remitted to the appropriate Governmental Authority, treated as amounts distributed to that Member pursuant to this Article 4 for all purposes under this Agreement and shall accordingly reduce by a corresponding amount distributions the Member would otherwise receive pursuant to this Article 4 or Article 16. Each Member agrees to furnish the Company with such certifications and forms as shall reasonably be requested by the Company to assist it in determining the extent of, and in fulfilling its withholding obligations.

4.4 Distributions Upon Liquidation. Distributions made in conjunction with the final liquidation of the Company shall be applied or distributed as provided in Article 16.

4.5 Distributions in Kind. No right is given to any Member to demand or receive property other than cash as provided in this Agreement. The Company may not make any distribution in kind of Company assets to the Members without the unanimous approval of the Members Committee.

ARTICLE 5

ALLOCATIONS OF PROFITS AND LOSSES

5.1 Book Allocations. Unless otherwise provided in this Agreement, an allocation to a Member of a share of Profits or Losses shall be treated as an allocation of the same share of each item of income, gain, loss or deduction that is taken into account in computing Profits or Losses. After giving effect to the special allocations set forth in Section 5.2 and Section 5.3 and subject to Section 5.4 and Section 5.5, Profits and Losses for any Allocation Year shall be allocated as follows:

(a)	All items of Loss shall be allocated as follows:

(1) First, to the Members in the same manner and proportions as Profits were previously allocated under Section 5.1(b)(2) to the extent of the aggregate Profits allocated pursuant to Section 5.1(b)(2) for all periods over the aggregate Losses allocated pursuant to this Section 5.1(a)(1) for all prior periods; and

Execution Copy	Northern Pass LLC Operating Agreement

(2) Second, to the Members in proportion to their Percentage Interests.

(b) All items of Profit shall be allocated as follows:

(1) First, to the Members in the same manner and proportions as Losses were previously allocated under Section 5.1(a)(2) to the extent of the aggregate Losses allocated pursuant to Section 5.1(a)(2) for all periods over the aggregate Profits allocated pursuant to this Section 5.1(b)(1) for all prior periods; and

(2) Second, to the Members in proportion to their Percentage Interests.

5.2 Special Allocations. The following special allocations shall be made in the following order:

(a)	Company Minimum Gain Chargeback. Except as otherwise provided in Regulations Section 1.704-2(f), notwithstanding any other provision of this Article 5, if there is a net decrease in Company Minimum Gain during any Allocation Year, each Member shall be allocated items of Company income and gain for such Allocation Year (and, if necessary, subsequent Allocation Years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 5.2(a) is intended to comply with the minimum gain chargeback requirement in Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(b)	Member Minimum Gain Chargeback. Except as otherwise provided in Regulations Section 1.704-2(i)(4), notwithstanding any other provision of this Article 5, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Allocation Year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), shall be allocated items of Company income and gain for such Allocation Year (and, if necessary, subsequent Allocation Years) in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain, determined in accordance with Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 5.2(b) is intended to comply with the minimum gain chargeback requirement in Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

Execution Copy	Northern Pass LLC Operating Agreement

(c)	Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), Section 1.704-1(b)(2)(ii)(d)(5), or Section 1.704-1(b)(2)(ii)(d)(6), items of Company income and gain shall be allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of the Member as quickly as possible, provided that an allocation pursuant to this Section 5.2(c) shall be made only if and to the extent that the Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article 5 have been tentatively made as if this Section 5.2(c) were not in the Agreement.

(d)	Gross Income Allocation. In the event any Member has a deficit Capital Account at the end of any Allocation Year that is in excess of the sum of the amount such Member is expressly obligated to restore pursuant to this Agreement and the amount such Member is deemed to be obligated to restore pursuant to Regulations Section 1.704-1(b)(2)(ii)(c) or either of the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), such Member shall be allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 5.2(d) shall be made only if and to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article 5 have been made as if Section 5.2(c) and this Section 5.2(d) were not in the Agreement.

(e)	Nonrecourse Deductions. Nonrecourse Deductions for any Allocation Year shall be allocated to the Members in proportion to their respective Percentage Interests.

(f)	Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any Allocation Year shall be allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i)(1).

(g)	Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset, pursuant to Code Section 734(b) or Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of such Member’s interest in the Company, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be allocated to the Members in accordance with their interests in the Company in the event Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Member to whom such distribution was made in the event Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

Execution Copy	Northern Pass LLC Operating Agreement

5.3 Curative Allocations. The allocations set forth in Sections 5.2 and 5.4 (the “Regulatory Allocations”) are intended to comply with certain requirements of the Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss, or deduction. Therefore, notwithstanding any other provision of this Article 5 (other than the Regulatory Allocations), the Members Committee shall make (or cause to be made) such offsetting special allocations of Company income, gain, loss, or deduction in a manner so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of the Agreement and all Company items were allocated pursuant to Section 5.1.

5.4 Loss Limitation. Losses allocated pursuant to Section 5.1 shall not exceed the maximum amount of Losses that can be allocated without causing any Member to have an Adjusted Capital Account Deficit at the end of any Allocation Year. In the event some but not all of the Members would have Adjusted Capital Account Deficits as a consequence of an allocation of Losses pursuant to Section 5.1, the limitation set forth in this Section 5.4 shall be applied on a Member by Member basis and Losses not allocable to any Member as a result of such limitation shall be allocated to the other Members in accordance with the positive balances in such Members’ Capital Accounts so as to allocate the maximum permissible Losses to each Member under Regulations Section 1.704-1(b)(2)(ii)(d).

5.5 Other Allocation Rules.

(a)	For purposes of determining the Profits, Losses, or any other items allocable to any period, Profits, Losses, and any such other items shall be determined on a daily, monthly, or other basis, as determined by the Members Committee using any permissible method under Code Section 706 and the Regulations thereunder.

(b)	The Members are aware of the income tax consequences of the allocations made by this Article 5 and Article 16.

(c)	Solely for purposes of determining a Member’s proportionate share of the “excess nonrecourse liabilities” of the Company within the meaning of Regulations Section 1.752-3(a)(3), the Members’ interests in Company profits are in proportion to their Percentage Interests.

5.6 Tax Allocations; Code Section 704(c).

(a)	Except as otherwise provided in this Section 5.6, each item of income, gain, loss and deduction of the Company for federal, state, local and foreign tax purposes shall be allocated among the Members in the same manner as such items are allocated for book purposes under this Article 5 and Article 16. Any tax credits of the Company shall be allocated to the Members in proportion to their Percentage Interests.

Execution Copy	Northern Pass LLC Operating Agreement

(b)	In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Gross Asset Value (computed in accordance with the definition of Gross Asset Value) using the method described under Treasury Regulation Section 1.704-3(b).

(c)	In the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraph (ii) of the definition of Gross Asset Value, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder using the allocation method described under Treasury Regulation Section 1.704-3(b).

(d)	Except as otherwise provided in Section 5.6(b) and (c) above, any elections or other decisions relating to the allocations described in this Section 5.6 shall be made by the Tax Matters Partner in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 5.6 are solely for purposes of federal, state, local, and foreign taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provision of this Agreement.

(e)	To the extent the Code and the Regulations or other Applicable Law require allocations for tax purposes that differ from the foregoing allocations, the Tax Matters Partner, in its reasonable discretion, may determine the manner in which such tax allocations shall be made so as to comply more fully with the Code and such Regulations or other Applicable Law and, at the same time, preserve the economic relationships among the Members as otherwise set forth in this Agreement.

5.7 Tax Status; Tax Elections; Tax Matters Partner.

(a)	No election shall be made by the Company or any Member to (i) have the Company excluded from the application of Subchapter K, Chapter 1 of Subtitle A of the Code or from any similar provisions of any state, local, or foreign laws or (ii) treat the Company as an association taxable as a corporation for federal, state, local or foreign income tax purposes.

(b)

NU Ventures shall be designated as the “Tax Matters Partner” of the Company and shall, to the extent applicable, act in such capacity under the Code and in any similar capacity under state, local, or foreign law. If NU Ventures ceases to be a Member, the Members Committee shall promptly appoint a new Tax Matters Partner. The Tax Matters Partner shall cause the Company’s accountants to prepare all federal, state, local, and foreign

Execution Copy	Northern Pass LLC Operating Agreement

tax returns of the Company for each year for which such returns are required to be filed and shall cause such returns to be timely filed. To the extent not otherwise provided in this Agreement, the Tax Matters Partner shall have the authority to make all tax elections and other tax decisions on behalf of the Company; provided, however, that (1) the Tax Matters Partner shall not make any such tax election on behalf of the Company if that tax election would reasonably be expected to have a disproportionately adverse effect on any Member without the unanimous approval of the Members Committee, and (2) the Tax Matters Partner shall follow the instruction of each Member with respect to the tax treatment of such Member’s distributive share of any cancellation of indebtedness income in case the Company makes an election under Code Section 108(i), in accordance with Revenue Procedure 2009-37 and any similar guidance issued by the Internal Revenue Service. The Tax Matters Partner shall have the right to extend the statute of limitations for assessment of tax deficiencies against the Members with respect to adjustments to the Company’s federal, state, local, or foreign tax returns; and (ii) to the extent provided in Code Sections 6221 through 6234 and similar provisions of federal, state, local, or foreign law, represent the Company and the Members before taxing authorities or courts of competent jurisdiction in tax matters affecting the Company or the Members in their capacities as members, and file any tax returns and execute any agreements or other documents relating to or affecting such tax matters, including agreements or other documents that bind the Members with respect to such tax matters or otherwise affect the rights of the Company and the Members and shall provide timely notice of any such action to the Members. The Tax Matters Partner is further authorized and required to represent the Company in connection with all examinations of the Company’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Company funds for professional services and costs associated therewith. The Members agree to cooperate with the Tax Matters Partner and to do or refrain from doing any or all things reasonably required by the Tax Matters Partner to conduct such proceedings. Any reasonable direct out-of-pocket expense incurred by the Tax Matters Partner in carrying out its obligations hereunder shall be allocated to and charged to the Company as an expense of the Company for which the Tax Matters Partner shall be reimbursed.

(c)	Each Member agrees that if it (i) treats, on its tax returns, any item of income, gain, loss, deduction, credit or expense relating to its Membership Interest in the Company in a manner inconsistent with the treatment of such item by the Company as reflected on the Company’s Internal Revenue Service Form 1065, the Internal Revenue Service Form 1065 (Schedule K-1) issued to such Member, or other information statement furnished by the Company to such Member for use in preparing such Member’s tax returns or (ii) files any claim for refund relating to any such item based on, or that would result in, such inconsistent treatment, it shall notify the Tax Matters Partner of such action within ninety (90) days after the filing of such relevant returns or refunds.

Execution Copy	Northern Pass LLC Operating Agreement

(d)	If so requested by either Member in a written notice to the Company (which notice may be delivered at any time prior to the filing of the U.S. federal income tax return for the last taxable year in which such Member is a Member of the Company), the Tax Matters Partner shall cause the Company to make an election under Section 754 of the Code.

(e)	The provisions of this Section 5.7 regarding tax matters shall survive the termination of this Agreement and the Transfer or termination of any Member’s Interest in the Company.

ARTICLE 6

PROJECTS

6.1 Project. The project to be undertaken by the Company, subject to the satisfaction of the Conditions Precedent as provided in Section 6.2 below, is identified and described on Schedule 6.1 hereof (the “Project”).

6.2 Conditions Precedent to Additional Capital Contributions. No Member shall have any obligation, other than its obligation to make the Capital Contributions required by the Development Budget as provided for in Section 3.1 and in connection with Pre-Formation Internal Costs as provided for in Section 9.1, to make any other Capital Contributions until such time, if ever, that each of the Conditions Precedent listed in Schedule 6.2 hereof attributable to such Member has been satisfied as provided in Schedule 6.2 or has been waived by such Member.

ARTICLE 7

MANAGEMENT

7.1 Members Committee. Except as provided in Sections 7.11, 7.13 or 16.5, the business and affairs of the Company shall be managed under the sole direction and control of the Members Committee. Subject to all of the terms, covenants, conditions and limitations contained in this Agreement and any other agreement entered into by the Company and subject to the limitations imposed by Applicable Law, including the Act, the Members Committee shall have the power, on behalf of the Company, to do or to direct to be done all things necessary or convenient to carry out the business and affairs of the Company. The Members Committee shall act as the “manager” of the Company under Section 304-C:31 of the Act, subject to the provisions of this Article 7.

7.2 Number; Election; Initial Members Committee. The Members Committee shall consist of four (4) individuals (each, a “Representative”). NU Ventures, together with its Permitted Transferees, shall have the right to collectively appoint two (2) Representatives. NSTAR Ventures, together with its Permitted Transferees, shall have the right to collectively appoint two (2) Representatives. The initial Representatives shall consist of the four individuals set forth on Schedule 7.2. Each such individual shall be deemed duly appointed to the Members Committee as of the date of this Agreement. The Company shall reimburse the Representatives for reasonable expenses incurred by the Representatives in carrying out their responsibilities as Representatives. The Representatives shall not be employees of the Company or entitled to receive any other compensation from the Company.

Execution Copy	Northern Pass LLC Operating Agreement

7.3 Term of Representatives. Each Representative shall serve until the earlier of such Representative’s resignation or such Representative’s removal by the Designating Member of such Representative in accordance with Section 7.4.

7.4 Resignation; Removal; Vacancies. A Representative may resign as such by delivering written notice to that effect to the Members Committee at least thirty (30) days prior to the effective date of such resignation. A Representative may be removed at any time and for any reason by the Designating Member of such Representative. In the event a vacancy on the Members Committee occurs as a result of the death, disability, resignation, removal or otherwise of a Representative, such vacancy shall be filled by the Designating Member of such Representative. The Designating Member shall provide written notice to the other Member at any time that a Representative of such Designating Member is removed or replaced.

7.5 Chair. The chairperson of the Members Committee (the “Chair”) will be one of the appointed Representatives and will serve for a term of one (1) year and until his or her successor is appointed or until his or her earlier death, incapacity, resignation or removal. The Chair shall be elected by the Members Committee, shall preside at all meetings of the Members Committee and shall have the same voting rights as any other Representative.

7.6 Voting Rights. The Representatives of each Designating Member shall have aggregate voting rights equal to the Designating Member’s Percentage Interest and, except as otherwise provided in Section 7.9, decisions of the Members Committee shall require the approval of a majority of the Percentage Interests in the Company entitled to be cast by the Representatives.

7.7 Meetings.

7.7.1	Meetings; Quorum. Regular meetings of the Members Committee shall be held on a quarterly basis or more frequently as determined by the Members Committee, on such dates and at such times as may be determined by the Members Committee. Special meetings of the Members Committee may be called at any time by any Representative. All Members Committee meetings shall be held at the principal place of business of the Company or at such other place as shall be specified in the notice of such meeting. The Members Committee or its designee shall record minutes of each meeting and, as promptly as practicable following such meeting, provide to each Representative a copy of such minutes. The quorum for all such meetings shall be Representatives holding a majority of the votes entitled to be cast at such meeting (calculated on the basis of Percentage Interests); provided that, in no event shall the presence of a quorum satisfy any requirement for unanimous consent of the Members Committee contained herein.

7.7.2

Notice of Meetings. Unless waived, written notice of the place and time of any regular or special meeting of the Members Committee shall be delivered to each Representative not less than ten (10) days before the date of a regular Members Committee meeting and five (5) days before the date of any special Members Committee meeting. A Representative may waive notice of a Members Committee meeting by delivering a written waiver to the Members Committee. A Representative’s attendance at or participation

Execution Copy	Northern Pass LLC Operating Agreement

in a meeting waives any required notice of such meeting, unless at the beginning of such meeting or promptly upon his or her arrival, such Representative objects to holding the meeting or transacting business at the meeting, and does not thereafter vote for or assent to action taken at the meeting. Unless otherwise required by Applicable Law or by this Agreement, a notice of a regular meeting of the Members Committee need not specify the business to be transacted at, or the purpose of, any such regular meeting of the Members Committee; provided, however, if such notice does specify the business to be transacted at, or the purpose of, a regular meeting of the Members Committee, such notice shall not limit the actions the Members Committee may take at such regular meeting. Notice of a special meeting of the Members Committee shall state the general purpose or purposes of such meeting and no business other than that of which notice has been so given shall be transacted at such special meeting;

7.7.3	Action by Written Consent. Any action required or permitted to be taken at a meeting of the Members Committee may be taken without a meeting and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by all of the Representatives. Any action taken by the written consent of the Representatives shall have the same force and effect as if taken by the Representatives at a meeting.

7.7.4	Telephonic Meetings. Representatives may participate in any meeting of the Members Committee by means of a conference telephone or similar communication equipment by which all Representatives participating in the meeting can hear and speak to each other at the same time. Such participation shall constitute presence in person at the meeting.

7.7.5	Proxy. Any Representative may execute a written proxy in favor of any other Representative permitting such other Representative to vote at the Members Committee on behalf of such first Representative. In the event that a Representative is represented by proxy at any meeting of the Members Committee, such Representative shall be deemed to be present and voting in person for purposes of this Agreement.

7.8 Power and Authority. Except as provided in Sections 7.9, 7.10 or 16.5:

7.8.1

The Members Committee, acting as a group or through the officers of the Company, but not the Representatives acting individually unless specifically authorized by the Members Committee, has sole authority to manage the Company and is authorized to make any contracts, enter into any transactions, make and obtain any commitments and take any and all actions on behalf of the Company to conduct or further the Company’s business. Any action taken by the Representatives or officers of the Company on behalf of the Company in accordance with the provisions of this Agreement shall constitute the act of and shall serve to bind the Company. Except as otherwise specifically provided in this Agreement or by written agreement or written resolution of the Members Committee that is entered into or adopted in accordance with the terms of this Agreement, (a) no Representative or group of Representatives will have any actual,

Execution Copy	Northern Pass LLC Operating Agreement

implied or apparent authority to enter into contracts on behalf of, or to otherwise bind, the Company, nor take any action or incur any obligation, liability, debt, cost or expense in the name of or on behalf of the Company or conduct any business of the Company, and (b) no Representative will have the power or authority to delegate to any Person such Representative’s rights and powers as a Representative to manage the business and affairs of the Company; and

7.8.2 No Member who is not an agent authorized by the Members Committee shall take any action to bind the Company.

7.8.3 Protest of Members Committee Action

(a)	NSTAR Ventures, unless it waives such right to a proposed action, may in good faith protest any proposed action duly approved by the Members Committee, provided that NSTAR Ventures voted against such action, by delivering a written notice to the Company within three (3) Business Days of approval by the Members Committee (i) identifying the action (the “Disputed Action”) and affirmatively stating that it believes that the Disputed Action subjects the Company to a substantial financial, construction, operational or legal risk; and (ii) proposing an alternative course of action that substantially mitigates such risk.

(b)	The Company may either (i) proceed with the Disputed Action, notwithstanding such protest, or (ii) refer such protest for resolution as a Deadlock under the provisions of Article 13.

(c)	If the Company proceeds with the Disputed Action and it is later determined by a final, non-appealable settlement, judgment or decision that such Disputed Action subjected the Company to a substantial financial, construction, operational or legal risk, NU Ventures shall reimburse the Company for such unreimbursed costs and all reasonable, direct (but not consequential) damages, if any, arising out of or related to such Disputed Action that are not recoverable by the Company from any other source (not including the Members). Such reimbursed amounts shall not be a Capital Contribution under Sections 3.1 and 3.2 or otherwise affect the Members’ Capital Accounts.

(d)	If the Company refers such protest for resolution under the Deadlock provisions of Article 13 and such proceeding determines that the proposed Disputed Action subjected the Company, or is likely to be subsequently found to subject the Company to a substantial financial, construction, operational or legal risk, NU Ventures shall reimburse the Company for such unreimbursed costs and all reasonable, direct (but not consequential) damages, if any, arising out of or related to such Disputed Action that are not recoverable by the Company from any other source (not including the Members). Such reimbursed amounts shall not be a Capital Contribution under Sections 3.1 and 3.2 or otherwise affect the Members’ Capital Accounts.

Execution Copy	Northern Pass LLC Operating Agreement

(e)	If the Company refers such protest for resolution under the Deadlock provisions of Article 13 and such proceeding determines that the proposed Disputed Action did not subject, or is likely to be subsequently found to not subject the Company to a substantial financial, construction, operational or legal risk, NSTAR Ventures will reimburse the Company for all reasonable, direct damages (but not consequential) the Company incurs arising from the delay, if any, caused by such resolution proceeding. Such reimbursed amounts shall not be a Capital Contribution under Sections 3.1 and 3.2 or otherwise affect the Members’ Capital Accounts.

(f)	Actions duly approved by the Members Committee and not protested under the provisions of this subsection 7.8.3 will be deemed to have been actions not subjecting the Members to substantial financial, construction, operational or legal risk, notwithstanding any subsequent action by Hydro-Quebec or any third party against the Company, NU Ventures or NSTAR Ventures arising out of such action, and each Member shall bear its proportionate share of any loss stemming from such claim.

7.9 Matters Requiring Unanimous Approval of the Members Committee. Notwithstanding anything to the contrary contained in this Agreement, without the unanimous approval of the Members Committee the Company shall not directly or indirectly, by amendment, merger, consolidation or otherwise:

(a)	Amend, modify or restate the Certificate or this Agreement.

(b)	Own, manage, operate or engage in any business other than the Project and matters incidental thereto.

(c)	Engage in any acquisition (by means of a purchase of stock or other equity interests, purchase of assets or otherwise) of a business or Person.

(d)	Sell, exchange, lease or otherwise transfer all or substantially all of the Company Assets.

(e)	Issue, repurchase, redeem or reclassify any Company Equity Securities.

(f)	Create any subsidiary, or make any debt or equity investment in any business or Person.

(g)	Make an initial public offering of Company Equity Securities.

(h)	Admit any additional Members to the Company (other than admitting Additional Members in connection with a Transfer made in accordance with Article 12).

Execution Copy	Northern Pass LLC Operating Agreement

(i)	Enter into any Affiliate Arrangements (other than the Approved Affiliate Agreements set forth on Schedule 7.13 hereto).

(j)	Participate in any mergers, consolidations, or other similar business combination.

(k)	Liquidate, dissolve or wind up the Company.

(l)	File a voluntary bankruptcy petition on behalf of the Company or make a general assignment for the benefit of creditors.

(m)	Require a Member to make any Capital Contributions other than those set forth in a Budget that is approved in accordance with the terms of this Agreement.

(n)	Pay interest on Capital Contributions, allow a Member to withdraw Capital Contributions or provide redemption rights to Members.

(o)	Allow Member Loans to the Company except as permitted under Section 14.3.1.

(p)	Make, pay or declare any distributions to Members.

(q)	Make, pay or declare any distributions-in-kind to Members.

(r)	Permit the Transfer of any Membership Interest except for Transfers made in accordance with Article 12.

(s)	Incur any indebtedness for borrowed money in excess of 60% of the Total Capitalization of the Company.

(t)	Provide any guarantee with respect to borrowed money or other obligations of a Person (including, without limitation, the Members).

(u)	Amend or modify the NUSCO Service Agreement.

7.10 Subcommittees. The Members Committee may organize one or more subcommittees, and appoint members thereto, to oversee certain Company activities, including design and engineering, permitting, construction, siting, legal and regulatory matters, and public communications. In any such case, each Member shall have the right to appoint an equal number of members to each subcommittee. Each subcommittee shall report to the Members Committee.

7.11 Defaulting Member. Notwithstanding anything to the contrary in this Article 7, if the Percentage Interest of a Defaulting Member is less than ten percent (10.0%), the business of the Members Committee, including the scheduling of meetings and the taking of action, shall be conducted or determined solely by the Representatives designated by the non-Defaulting Member and the presence of or participation of the Representatives designated by the Defaulting Member shall not be required, including for decisions that require unanimous approval, other than actions described in Section 7.9(a) hereof.

Execution Copy	Northern Pass LLC Operating Agreement

7.12 Cooperation of Members for Regulatory Proceedings. The Members will reasonably cooperate, and will cause each of its Regulatory Affiliates to reasonably cooperate, with all regulatory proceedings reasonably necessary or convenient for the Company to conduct its business.

7.13 Certain Affiliate Arrangements.

7.13.1	The Company shall have no obligation to pay any charges rendered by a Member or a Corporate Affiliate of a Member unless the agreement under which the charges are imposed is an Approved Affiliate Agreements or an Affiliate Arrangement approved pursuant to Section 7.9(i) hereof. Any such unapproved charges shall be the responsibility of the Member rendering such charges or the Member with which the Corporate Affiliate rendering such charges is affiliated.

7.13.2	With reference to any transaction, Contract or other arrangement to which the Company is a party or otherwise benefits or is bound and to which a Member or Members or a Corporate Affiliate of any Member is a party or is otherwise bound or obligated, including the Approved Affiliate Agreements listed on Schedule 7.13 (collectively, “Affiliate Arrangements”), (a) in the case of any Affiliate Arrangement to which one of the Members is a party or is otherwise bound or obligated and such Member is in breach or other default, or otherwise required to act, the Representatives designated by the Member who is not, and whose Corporate Affiliates are not, a party to or is not otherwise bound or obligated by such Affiliate Arrangement, shall have the right to cause the Company to pursue or enforce any remedy or exercise any other rights of the Company under such Affiliate Arrangement; and (b) in the case of any Affiliate Arrangement to which both Members are a party or are otherwise bound or obligated and one of such Members is in breach or other default or otherwise required to act, the Representatives designated by the non-defaulting Member or the Member not required to take the relevant action, as applicable, shall have the right to cause the Company to pursue or enforce any remedy or exercise any other rights of the Company under such Affiliate Arrangement.

7.14 Budgets.

7.14.1	Development Budget. The budget for the development activities of the Company (the “Development Budget”), estimates of which have been reviewed by the Members, is intended to cover the external operating costs of the Company from the Effective Date through the date that the Conditions Precedent are satisfied. The Members shall, at such times, make the Capital Contributions provided for in the Development Budget in accordance with Section 3.1.

7.14.2	Preliminary Construction Budget. The preliminary budget for the construction of the Project (the “Preliminary Construction Budget”) shall be the initial estimate of the construction costs and schedule of funds required to complete the Project.

Execution Copy	Northern Pass LLC Operating Agreement

7.14.3	Initial Operating Budget. The approval by the Members Committee of the budget for operating the Company for the partial calendar year and the ensuing calendar year subsequent to the satisfaction of the Conditions Precedent (the “Initial Operating Budget”) shall be one of the Conditions Precedent in Schedule 6.2. The Initial Operating Budget shall include (i) that portion of the Preliminary Construction Budget or the Construction Budget, as applicable, relating to the period covered by the Initial Operating Budget and (ii) an estimate of the costs and schedule of funds required to operate and maintain the Company and the assets of the Company during such period covered by the Initial Operating Budget.

7.14.4	Construction Budget. The approval by the Members Committee of the final budget for the construction of the Project (the “Construction Budget”) shall be one of the Conditions Precedent in Schedule 6.2. The Construction Budget shall contain an estimate of the construction costs and schedule of funds required to complete the Project and shall not be exceeded without the approval of the Members Committee.

7.14.5	Annual Operating Budget. No later than September 15 of the calendar year in which the Initial Operating Budget ends and by September 15 of each subsequent year, the Treasurer shall propose, for approval by the Members Committee, an operating budget for the operation of the Company for the next calendar year (the “Annual Operating Budget”). The Annual Operating Budget shall include (i) that portion of the Construction Budget relating to the calendar year covered by the Annual Operating Budget, if applicable, (ii) an estimate of the operating and maintenance costs for such calendar year, (iii) an estimate of the capital costs during such calendar year and (iv) a schedule of funds required for such calendar year. A meeting of the Members Committee shall be held prior to each November 1 to approve the Annual Operating Budget for the forthcoming calendar year. In the event the Members Committee cannot reach agreement as to the Annual Operating Budget prior to the start of such calendar year (which failure to approve shall constitute a Deadlock for purposes of Article 13), the Company shall continue to be operated in accordance with the Annual Operating Budget for the previous calendar year or the Initial Operating Budget for such calendar year if applicable, with an adjustment to each line item in either such budget to reflect the PPI Adjustment, exclusive of that portion of the Construction Budget for the previous calendar year but inclusive of that portion of the Construction Budget, if applicable, for such calendar year, until a new Annual Operating Budget is agreed upon in accordance with the terms of this Agreement. Upon the resolution of any such Deadlock in accordance with Article 13, the Annual Operating Budget as so resolved shall take effect.

7.14.6	Supporting Detail. Any Budget to be presented to the Members Committee for approval shall be accompanied by supporting detail and such other information as may be reasonably requested by a Representative. Such supporting detail and information shall be provided to the Members Committee as soon as is reasonably practicable before the meeting at which such Budget is to be voted on, but in no event less than five (5) Business Days prior to such meeting.

Execution Copy	Northern Pass LLC Operating Agreement

ARTICLE 8

MEMBERS

8.1 Meetings of Members. Members shall meet at such times and places as may be requested by either Member. The quorum for all such meetings shall be Members holding a majority of the votes entitled to be cast at such meeting (calculated on the basis of Percentage Interests); provided that, in no event shall the presence of a quorum satisfy any requirement for unanimous consent of the Members contained herein. Unless waived, written notice of the place and time of any regular or special meeting of the Members shall be delivered by the Company to each Member not less than five (5) days before the date of the meeting. Unless otherwise required by Applicable Law or by this Agreement, a notice of a regular meeting of the Members need not specify the business to be transacted at, or the purpose of, any regular meeting of the Members; provided, however, if such notice does specify the business to be transacted at, or the purpose of, a regular meeting of the Members, such notice shall not limit the actions the Members may take at such regular meeting. Notice of a special meeting of the Members shall state the general purpose or purposes of such meeting and no business other than that of which notice has been so given shall be transacted at such special meeting.

8.2 Action Without Meetings. Any action required or permitted to be taken at a meeting of the Members may be taken without a meeting without prior notice, and without a vote, if a consent in writing, setting forth the action so taken, is signed by all of the Members. Such consent shall have the same force and effect as a unanimous vote at a meeting.

8.3 Voting. Any action by the Members requires either (a) except as otherwise provided in this Agreement, the affirmative vote of a majority in interest (calculated on the basis of Percentage Interests) of all of the Members at a meeting of the Members or (b) a written resolution signed by all of the Members.

8.4 Meetings by Telephone or Other Technology. Any or all Members may participate in a meeting by, or conduct the meeting through the use of, telephone or any other means of communication by which either: (a) all participating Members may simultaneously hear and speak to each other during the meeting or (b) all communication during the meeting is immediately transmitted to each participating Member, and each participating Member is able to immediately communicate to all other participating Members. If a meeting will be conducted through the use of any means described in this Section 8.4, all participating Members shall be informed that a meeting is taking place at which official business may be transacted. A Member participating in a meeting by any means described in this Section 8.4 is deemed to be present in person at the meeting.

8.5 Third-Party Dealings With Members. Except as permitted by this Agreement, no Member will have any right or authority to take any action on behalf of the Company with respect to third parties.

8.6 Liability of Members. Except as otherwise required by any non-waivable provision of the Act or other Applicable Law: (a) no Member shall be personally liable in any manner whatsoever for any debt, liability or other obligation of the Company, whether such debt, liability or other obligation arises in contract, tort, or otherwise; and (b) no Member shall in any

Execution Copy	Northern Pass LLC Operating Agreement

event have any liability whatsoever in excess of (i) the amount of its Capital Contributions and any Capital Contributions required to be made pursuant to Sections 3.1 and 3.2 hereof; (ii) its share of any assets and undistributed profits of the Company, and (iii) the amount of any wrongful distribution to such Member, if, and only to the extent, such Member has actual knowledge (at the time of the distribution) that such distribution is made in violation of Section 304-C:44 of the Act or such distribution is an incorrect distribution that is required to be repaid to the Company in accordance with Section 4.2.

8.7 Independent Activities; Disclaimer of Duties; Release.

8.7.1	Independent Activities of the Members.

(a)	To the maximum extent permitted by Applicable Law, each Member and its Corporate Affiliates may, notwithstanding this Agreement, engage in whatever activities it chooses, whether or not the same are competitive with those of the Company, without having or incurring any obligation to offer any interest in such activities to the Company or any other Member. Without limitation of the foregoing, each of the Members and its Corporate Affiliates may, in its discretion, (i) undertake transmission projects alone or with any other Person or Persons without proposing that such projects be undertaken by the Company, (ii) engage in the same or similar activities or line of business as the Company or develop or market any services or activities that compete directly or indirectly with those of the Company, or (iii) beneficially own securities of or develop a business relationship with any Person engaged in the same or similar activities or line of business as, or otherwise in competition with, the Company (the activities, projects and relationships described in this Section 8.7.1(a) are collectively referred to as “Permitted Activities”).

(b)	Any Member and any of its Corporate Affiliates may independently pursue any project or other Permitted Activities which would otherwise be in the scope of this Agreement without offering such project or Permitted Activities to the Company. Any Member and any of its Corporate Affiliates may further independently pursue any project which is either considered by the Company or offered to the Company, but in either case, the Company decides not to pursue.

(c)

Without limiting this Section 8.7.1 in any way, neither the Company nor any Member or any Corporate Affiliates of any Member by virtue of this Agreement shall have any rights in or to any Permitted Activity or the income or profits derived therefrom of any other Member, regardless of whether or not such Permitted Activity was presented to that other Member as a direct or indirect result of its connection with the Company. No Member or any of its Corporate Affiliates shall have any obligation to present any project or other Permitted Activity to the Company, even if the project or other Permitted Activity is one that the Company might

Execution Copy	Northern Pass LLC Operating Agreement

reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and no Member or any Corporate Affiliate thereof shall be liable to the Company or any other Member for breach of any fiduciary or other duty by reason of the fact that such Member or any Corporate Affiliate thereof pursues or acquires such business opportunity, directs such business opportunity to another Person or fails to present such business opportunity, or information regarding such business opportunity, to the Company.

(d)	Without limiting this Section 8.7.1 in any way, in the event that a Representative or an Employed Officer acquires knowledge of a Permitted Activity that may be a corporate opportunity for the Company or the Members, on the one hand, and the Designating Member of such Representative or employer of such Employed Officer, on the other hand, the Representative or Employed Officer shall have fully satisfied and fulfilled his or her fiduciary duty, if any, to the Company and the Members (other than the Designating Member of such Representative or employer of such Employed Officer) with respect to such corporate opportunity, and the Company and the Members (other than the Designating Member of such Representative or employer of such Employed Officer) hereby renounce their respective interest in such business opportunity and waive any claim that such business opportunity constituted a corporate opportunity that should have been presented to the Company, the Members or any of their respective Corporate Affiliates, if the Representative or Employed Officer acts in a manner consistent with the following policy: a corporate opportunity presented to any Representative or an Employed Officer shall belong to the Designating Member of such Representative or employer of such Employed Officer, unless such opportunity was presented in writing to the Representative or Employed Officer expressly and solely in his or her capacity as a Representative or officer of the Company, in which event such corporate opportunity shall belong to the Company. If the Company decides not to pursue a corporate opportunity that belongs to the Company pursuant to the immediately preceding sentence, any Member and any of its Corporate Affiliates may independently pursue such corporate opportunity.

8.7.2	Each Member acknowledges its express intent, and agrees with each other Member for the mutual benefit of both Members, that to the maximum extent permitted by Applicable Law:

(a)	no Member shall owe any duty of loyalty, under this Agreement, the Act or otherwise, to the Company, to the other Member or any Representatives in connection with the exercise of its voting, consent or approval rights under this Agreement or the granting or withholding of any vote, consent or approval by any Representative appointed by such Member under this Agreement;

Execution Copy	Northern Pass LLC Operating Agreement

(b)	no Representative shall owe any duty of loyalty, under this Agreement, the Act or otherwise, to the Company, to any Member (other than the Designating Member of such Representative) or any other Representative in connection with the exercise of his or her voting, consent or approval rights under this Agreement; and

(c)	the provisions of this Section 8.7.2 shall apply for the benefit of each Member and Representative and no standard of care, duty or other legal restriction or theory of liability shall limit or modify the right of each Member or Representative to act, and, in the case of each Member, to direct the Representatives appointed by such Member to vote in the manner determined by such Member in its sole discretion, other than those expressly set forth in this Agreement.

8.7.3	To the maximum extent permitted by Applicable Law, each Member (the “Releasing Member”) hereby releases and forever discharges each other Member and the Representatives appointed by such Member (each, a “Released Party”) from all liabilities that any Released Party might owe, under the Act or otherwise, to the Company, the Releasing Member (a) based on any action or omission by such Released Party in its capacity as a member of the Company or as a Representative (other than any Disabling Conduct of the Released Party) or (b) on the ground that any decision of any Released Party to grant or withhold any vote, consent or approval constituted a breach or violation of any standard of care or duty applicable to the Releasing Member; provided, however, that the release in this Section 8.7.3 shall not apply to any liabilities arising out of or related to a breach of the terms of this Agreement, and nothing in this Section 8.7.3 shall affect the rights of a Member to make a claim or bring an action alleging a breach of the terms of this Agreement, whether or not such breach involved Disabling Conduct by the breaching parties.

8.7.4	Each Releasing Member hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim, or commencing, joining in, prosecuting, participating in, funding any part of, instituting or causing to be commenced, prosecuted, funded or instituted, any suit or other proceeding of any kind against any Released Party based upon any matter released or purported to be released by Section 8.7.3 above.

To the extent permitted by Applicable Law, the provisions of this Section 8.7 constitute an agreement to modify or eliminate fiduciary duties.

8.8 Waiver of Conflicts. The Members hereby waive any and all conflict of interest claims that any Member may have with respect to the execution of the NUSCO Service Agreement. Subject to the other provisions of this Agreement, the Company may enter into other services agreements with Members or other Persons to provide construction, operation and maintenance services for the Project and certain other services for the Company.

Execution Copy	Northern Pass LLC Operating Agreement

ARTICLE 9

MEMBERS’ INTERNAL COSTS

9.1 Pre-Formation Internal Costs. Within forty-five (45) days following the Effective Date, each Member shall submit to the Company a detailed accounting of its (including its Corporate Affiliates’) Internal Costs relating to pre-development activities related to the Project, including the basis for and detail of any allocation of costs by a Member or its Corporate Affiliate to the Company (the “Pre-Formation Internal Costs”). The Members Committee may approve Capital Contributions necessary for the Company to reimburse the Members and their Corporate Affiliates for such Pre-Formation Internal Costs. The Members and their Corporate Affiliates shall be entitled to reimbursement by the Company of their respective Pre-Formation Internal Costs, but only to the extent such costs are reasonable, purposeful and consistent with historical precedent and cost allocation to other affiliates of such Member, and as permitted by the orders and regulations of the FERC.

9.2 Post-Formation Internal Costs. On or before the twentieth (20th) day of each month, each Member shall submit to the Company a detailed accounting of its (including its Corporate Affiliates’) Internal Costs associated with services performed for or in connection with the Company and the Project, including the basis for and detail of any allocation of costs by a Member or its Corporate Affiliate to the Company (the “Post-Formation Internal Costs”) during the preceding month. The Members and their Corporate Affiliates shall be entitled to reimbursement by the Company for their Post-Formation Internal Costs, but only to the extent permitted under the terms of the NUSCO Service Agreement, an Approved Affiliate Agreement or an Affiliate Arrangement that is approved in accordance with Section 7.9(i) of this Agreement.

9.3 Cost Pass Through. A Member’s Pre-Formation Internal Costs and Post-Formation Internal Costs shall be on a cost pass through basis without any markup for profit.

ARTICLE 10

OFFICERS

10.1 The Company. The Members Committee may, but shall not be obligated to, appoint any of the following officers: a President; a Vice President; a Treasurer; a Secretary; and such other officers with such titles and duties as the Members Committee may determine (each an “Officer” and collectively, the “Officers”).

10.2 Officers.

10.2.1

President. The President, if one shall be appointed, shall have full responsibility and authority for management of the day-to-day operations of the Company, subject to the authority of the Members Committee, and shall exercise the duties and have the powers usually pertaining to the office held by the President of a company. The President may sign and execute, in the name of the Company, deeds, mortgages, bonds, contracts and other instruments, except in cases where the signing and the execution thereof shall be expressly delegated by the Members Committee or by this Agreement to some other officer or agent of the Company. The President may, by instrument in writing, delegate authority to any employee, representative, or agent to sign and execute in the name of the Company

Execution Copy	Northern Pass LLC Operating Agreement

deeds, mortgages, bonds, contracts or other instruments except where the signing and execution of such documents shall be expressly delegated by the Members Committee to some other officer or agent of the Company. In addition, the President shall perform all duties incident to the office of the President and such other duties as from time to time may be assigned to him by the Members Committee.

10.2.2	Vice Presidents. Each Vice President, if any, shall have such powers and duties as may from time to time be assigned to him or her by the President or the Members Committee. Any Vice President may sign and execute in the name of the Company deeds, mortgages, bonds, contracts or other instruments, except where the signing and execution of such documents shall be expressly delegated by the Members Committee or the President to some other officer or agent of the Company. Each Vice President may, by instrument in writing, delegate authority to any employee, representative, or agent to sign and execute in the name of the Company deeds, mortgages, bonds, contracts or other instruments, except where the signing and execution of such documents shall be expressly delegated by the Members Committee or the President to some other officer or agent of the Company.

10.2.3	Treasurer. The Treasurer, if any, shall have charge of and be responsible for all funds, securities, receipts and disbursements of the Company, and shall deposit all monies and securities of the Company in such banks and depositories as shall be designated by the Members Committee. To the extent not otherwise provided in this Agreement, the Treasurer shall be responsible for: (i) maintaining adequate financial accounts and records in accordance with GAAP; (ii) the preparation of financial statements and draft operating budgets for approval by the Members Committee; (iii) the preparation and filing of all tax returns required by Applicable Law; and (iv) the performance of all duties incident to the office of Treasurer and such other duties as from time to time may be assigned to him by the Members Committee or the President. The Treasurer may sign and execute in the name of the Company deeds, mortgages, notes, bonds, contracts or other instruments authorized by the Members Committee, except in cases where the signing and the execution thereof shall be expressly delegated by the Members Committee or by this Agreement to some other officer or agent of the Company.

10.2.4	Secretary. The Secretary, if any, shall act as secretary of all meetings of the Members Committee. The Secretary shall keep and preserve the minutes of all such meetings in permanent books. The Secretary shall see that all notices required to be given by the Company are duly given and served; shall have charge of the books, records and papers of the Company relating to its organization and management as a Company; shall see that all reports, statements and other documents required by Applicable Law (except tax returns) are properly filed; and shall in general perform all the duties incident to the office of Secretary and such other duties as from time to time may be assigned to the Secretary by the Members Committee or the President.

Execution Copy	Northern Pass LLC Operating Agreement

10.2.5	Appointment. The Officers of the Company shall be chosen and appointed by the Members Committee annually. Each officer shall hold office for a period of one (1) year or until such officer’s successor has been duly elected and qualified or until such officer’s death, resignation or removal by the Members Committee. In addition, on the day of the occurrence of a Defaulting Member’s Event of Default, each officer of the Company that is an employee, officer or director of the Defaulting Member or one of its Corporate Affiliates shall automatically be terminated as an officer of the Company.

10.2.6	Removal. Any Officer, may be removed from office by the Members Committee at any time, with or without cause, but subject to the rights, if any, of such Officer under any contract of employment.

10.2.7	Resignations. Any Officer may resign at any time upon written notice to the Company, without prejudice to the rights, if any, of the Company under any contract to which such Officer is a party. Such resignation shall be effective at the time specified in the notice. The acceptance of any such resignation shall not be necessary to make it effective unless otherwise specified in such notice.

10.2.8	Vacancies. A vacancy occurring in any office for any cause may be filled by the Members Committee, in the manner prescribed by this Section 10.2 for the initial appointment to such office.

ARTICLE 11

COMPLIANCE WITH CERTAIN LAWS

11.1 Compliance with Certain Codes of Conduct. In no event shall the Company be permitted to engage in any activity which would violate any codes or standards of conduct imposed on it by the regulations or orders of the FERC, any state public utility commission, or any similar regulatory authority of another jurisdiction. The Members agree to comply with any such codes and standards of conduct imposed on them, including any restrictions on disclosure of information to its Corporate Affiliates or Regulatory Affiliates.

11.2 Compliance with Antitrust Laws. The Members Committee shall adopt, from time to time, appropriate procedures and regulations necessary or advisable for the Company to comply with all applicable antitrust laws.

11.3 Regulatory Compliance. The Company shall at all times be operated in and conduct its business in a manner which complies in all material respects with all Applicable Laws. No Member, Representative or officer shall be permitted to proceed with any act under this Agreement unless and until appropriate regulatory approval for such act, if necessary, has been obtained. This Agreement shall at all times be interpreted consistently with this Section 11.3.

Execution Copy	Northern Pass LLC Operating Agreement

ARTICLE 12

TRANSFERS OF INTERESTS

12.1 General. Except as provided in Sections 12.2 and 12.3, no Member shall make, effect, close or consummate any sale, assignment, transfer, disposition, exchange, mortgage, pledge, grant, hypothecation or other transfer, whether absolute or as security or encumbrance, including without limitation, any disposition by operation of law (each and collectively a “Transfer”), of any Membership Interest (or portion thereof) without the unanimous approval of the Members.

12.2 Transfers to Corporate Affiliates. Subject to payment of any Transfer Compensation Amount owed pursuant to Section 12.9, a Member may Transfer any portion of its Membership Interest to one of its Corporate Affiliates at any time, provided, however, that such Corporate Affiliate must agree in writing to be bound by the terms and conditions of this Agreement.

12.3 Transfers After In-Service Date. At any time after the In-Service Date of the Project, either Member may Transfer all, but not less than all, of its Membership Interest in the Company to a third party, subject to the following terms and conditions:

(a)	The proposed transferee must (i) be Creditworthy, and (ii) agree in writing to be bound by the terms and conditions of this Agreement;

(b)	The other Member shall have a right of first refusal to purchase such interest in accordance with Section 12.5, unless such other Member is a Defaulting Member, in which event, such other Member shall not have a right of first refusal to purchase such interest; and

(c)	The transferring or assigning Member must pay any Transfer Compensation Amount owed pursuant to Section 12.9.

12.4 Deemed Dispositions. Any Transfer of all or substantially all of the Ownership Interests in a Member or a direct or indirect parent of a Member, in each case that owns no substantial assets other than, directly or indirectly, its Membership Interest and any assets directly related thereto shall be deemed a Transfer of its Membership Interest hereunder and must comply with the requirements set forth in Section 12.3 and, for purposes of Section 12.3, references to a Membership Interest shall be deemed to be references to such Ownership Interests; provided, however, that this Section 12.4 shall not apply to any such Transfer by such Person to a Corporate Affiliate of a Member, in which case Section 12.2 shall apply and, for purposes of Section 12.2, references to a Membership Interest shall be deemed to be references to such Ownership Interests. The Transfer of all or substantially all of the Ownership Interests of the Ultimate Parent of NU Ventures or of NSTAR Ventures shall not constitute a Transfer of Membership Interests hereunder or otherwise be subject to the provisions of this Article 12.

Execution Copy	Northern Pass LLC Operating Agreement

12.5 Right of First Refusal.

12.5.1	If a Member (a “Transferring Member”) desires to sell all, but not less than all, of its Membership Interest to a third party (which person shall be Creditworthy as required by Section 12.3(a) above) and has a written offer from such third party (other than a Corporate Affiliate, a sale to which this Section 12.5 does not apply) to purchase such Membership Interest, it must give written notice (“Transfer Notice”) to the other Member describing all the material terms of the proposed sale (including the purchase price, the terms for payment, the anticipated closing date, any conditions to the sale, any non-cash consideration and the Transferring Member’s estimate of the fair market value of any non-cash consideration), and identifying the proposed purchaser. The terms of that sale shall not be bundled with or directly or indirectly connected to a transaction involving assets or securities other than Company Assets.

12.5.2	The Transfer Notice delivered pursuant to Section 12.5.1 shall be accompanied by a written offer, irrevocable until the later of (i) thirty (30) days from its receipt or (ii) ten (10) Business Days after determination of the fair market value of any non-cash consideration in accordance with the provisions of this Agreement (the “Notice Period”), to sell to the Member receiving such written notice delivered pursuant to Section 12.5.1 hereof (the “Receiving Member”) all, but not less than all, of the Transferring Member’s Membership Interest on the same terms and conditions as described in the Transfer Notice, except that in lieu of any consideration which is other than cash, the Receiving Member shall instead pay cash equal to the fair market value of the consideration.

12.5.3	If the Receiving Member elects to purchase the Transferring Member’s Membership Interest on the terms and conditions described in the Transfer Notice, the Receiving Member shall give the Transferring Member written notice that it has elected to accept the offer made to the Receiving Member pursuant to this Section 12.5, and the Receiving Member will become bound to purchase, and the Transferring Member will become bound to sell, the Transferring Member’s Membership Interest on such terms and conditions described in the Transfer Notice.

12.5.4	The closing of any purchase by the Receiving Member will take place in accordance with the specifications in the Transfer Notice, including any specifications concerning regulatory approvals and other conditions.

12.5.5

If the Receiving Member does not elect during the Notice Period to purchase the Transferring Member’s Membership Interest as set forth in the Transfer Notice, the proposed sale to the third party of Membership Interests, may take place on the terms and conditions, including price, specified in the Transfer Notice delivered pursuant to this Section 12.5. However, the Receiving Member will have the right to examine, within the thirty (30) days following the closing date described in the Transfer Notice or any later date on which the sale is consummated, the records of the Transferring Member and the third party to satisfy itself that the sale

Execution Copy	Northern Pass LLC Operating Agreement

has been consummated on the terms described in the Transfer Notice. If the sale is not consummated on those terms within one (1) year after the delivery of the Transfer Notice, or, if later, within thirty (30) days after receipt of all regulatory approvals required in connection with such sale, the Company may cancel on its books any transfer of Membership Interest previously made to reflect that sale, and the Transferring Member shall be required to comply with the terms of this Section 12.5 with respect to any subsequent Transfer of the Membership Interest.

12.5.6	Each Member acknowledges that: (i) the right of first refusal provided in this Section 12.5 is, subject to Section 12.3(b), a material part of the bargained for consideration under this Agreement, (ii) the inability of a Member to exercise its right of first refusal under this Agreement, except where such Member is a Defaulting Member, would result in a substantial economic detriment to such Member, and (iii) the exercise of the right of first refusal would not hamper the efforts of any Member seeking to transfer its Membership Interest under this Agreement. Further, each Member acknowledges that the identity of the other Member under this Agreement at any point in time is a material element of this Agreement bargained for by each party to this Agreement, and it would be a substantial detriment to each Member if any proposed new Member under this Agreement was not acceptable to the existing Members.

12.6	Compliance with Securities Laws. If any Membership Interests are to be Transferred, either (a) such Membership Interests shall be registered under the Securities Act of 1933, as amended, and any applicable state securities laws, or (b) at the request of the other Member, the Transferring Member shall provide an opinion of counsel, satisfactory to the other Member, that the proposed Transfer is exempt from such registration requirements. The Company and the Members have no obligation or intention whatsoever either to register Membership Interests for resale under any federal or state securities laws or to take any action which would make available to any Person any exemption from the registration requirements of such laws.

12.7	Further Restrictions. Any otherwise permitted Transfer shall be null and void if:

(a)	such Transfer would cause the Company to become a “publicly traded partnership,” as such term is defined in Code Section 7704, the Regulations thereunder, or any other guidance issued by the Internal Revenue Service;

(b)	such Transfer subjects the Company to regulation under the Investment Company Act of 1940, the Investment Advisers Act of 1940 or the Employee Retirement Income Security Act of 1974, each as amended;

(c)	such Transfer results in a violation of Applicable Laws;

(d)	such Transfer causes the revaluation or reassessment of the value of any Company Asset resulting in any federal, state, local, or foreign tax liability, unless the Transferring Member pays any and all additional costs associated therewith and makes the non-transferring Member whole on an after-tax basis;

Execution Copy	Northern Pass LLC Operating Agreement

(e)	such Transfer is made to any Person who lacks the legal right, power or capacity to own such Membership Interest; or

(f)	the Company does not receive written instruments (including, without limitation, copies of any instruments of Transfer and such assignee’s consent to be bound by this Agreement as an Additional Member) that are in a form satisfactory to the non-transferring Member (as determined in the non-transferring Member’s reasonable discretion).

12.8 Prohibited Transfers. Any purported Transfer of any Membership Interests that is not in compliance with this Article 12 shall be null and void and of no force or effect; provided that if the Company is required to recognize any such Transfer, the Membership Interests Transferred shall be strictly limited to the Transferring Member’s right to allocations and distributions as provided by this Agreement with respect to the Membership Interests Transferred, which allocations and distributions may be applied (without limiting any other legal or equitable rights of the Company) to satisfy any debts or liabilities for damages that the Transferring Member or transferee may have to the Company, and shall not include the right to any information or accounting of the affairs of the Company, the right to inspect the books or records of the Company, and/or any of the other rights of a Member under the Act or this Agreement.

12.9 Transfer Compensation Amount. If a Member Transfers all or any portion of its Membership Interest to a Corporate Affiliate pursuant to Section 12.2 or all of its Membership Interest to a third party pursuant to Section 12.3, and if such Transfer results in a termination of the Company pursuant to Code Section 708(b)(1)(B), then the Member transferring its Membership Interest shall pay the Member who is not transferring its Membership Interest a cash amount equal to the tax savings attributable to the excess of (a) the present value of the depreciation deductions that the non-transferring Member would have received with respect to the assets owned by the Company on the Transfer date if such transfer had not occurred over (b) the present value of such deductions after giving effect to Code Section 168(i)(7), which has the effect of restarting the depreciation period for such assets (such amount the “Transfer Compensation Amount”). The Transfer Compensation Amount shall be determined (i) by using as the discount rate the prime rate as published by The Wall Street Journal for the date of the Transfer, (ii) by using as the tax rate the highest federal and New Hampshire combined corporate income tax rate in effect on the date of the transfer, and (iii) by assuming that the Company will depreciate all of its depreciable assets that it owns on the Transfer date over their entire depreciation periods. The non-transferring Member shall calculate the Transfer Compensation Amount and make written demand for its payment on the transferring Member, who shall pay such amount within ten (10) Business Days of receipt of such demand. A Member Transferring all or any portion of its Membership Interest pursuant to Section 12.2 or all of its Membership Interest pursuant to Section 12.3 may effect such Transfer in a series of transactions for the purpose of avoiding a termination of the Company pursuant to Code Section 708(b)(1)(B); provided, however, that such series results in such Transfer within a period that does not exceed thirteen (13) calendar months. This Section 12.9 shall not apply to any Transfer pursuant to Section 12.5.

Execution Copy	Northern Pass LLC Operating Agreement

12.10 Admission. Upon any Transfer in strict compliance with this Article 12, the Members Committee shall admit the transferee as a Member in the place of the transferor; provided that such transferee furnishes to the Members Committee its written acceptance and adoption of all terms of this Agreement by executing a joinder in the form of Annex A hereto. By so signing, each Additional Member shall be deemed to have adopted and to have agreed to be bound by all of the provisions of this Agreement. Any Transfer of a Member’s Membership Interests (or portions thereof) requires the compliance with the procedures set forth in this Article 12. Any Transfer that does not comply with the procedures set forth herein shall be void.

12.11 Voluntary Withdrawal. No Member shall have the right to Voluntarily Withdraw from the Company; provided however, that in the event that the Transmission Services Agreement entered into or proposed to be entered into by the Company with Hydro-Quebec is not satisfactory to NSTAR Ventures in its sole discretion, NSTAR Ventures shall have the right to withdraw from the Company by providing written notice to the Company at any time within three (3) Business Days following the Company entering into such Transmission Services Agreement. In the case of such withdrawal, NU Ventures shall purchase NSTAR Ventures’ Membership Interest at its net book value as shown on the Company’s books, NSTAR Ventures shall no longer be a Member of the Company, and NSTAR Ventures shall have no further rights or obligations with respect to its Membership Interest, the Company or the Project. Such withdrawal shall be effective upon the giving of such notice, and NU Ventures shall remit the amount properly owing to NSTAR Ventures in cash within thirty (30) days of the end of the month in which such notice is given. Upon such withdrawal, NU Ventures may request that NSTAR Ventures return all Confidential Information, or NU Ventures may request that Confidential Information be destroyed and NSTAR Ventures shall destroy such Confidential Information and provide a certificate to NU Ventures attesting to such destruction. One copy of documents and other materials containing or comprising Confidential Information may be retained for archival purposes as a means of determining any continuing obligations under this Agreement or as required by Applicable Law.

12.12 Involuntary Withdrawal. Immediately upon the occurrence of an Involuntary Withdrawal, the successor of the withdrawn Member, if any, shall thereupon become a transferee of Membership Interests but shall not become a Member. The successor transferee of Membership Interests shall have all the rights of a transferee of Membership Interests but shall not be entitled to receive the fair market value of the Membership Interests as of the date of the Involuntary Withdrawal from the Company as otherwise provided in Section 304-C:41 of the Act.

ARTICLE 13

DEADLOCKS

13.1 Deadlock Notice. If any Deadlock arises, either Member shall be entitled to provide the other Member with written notice of the Deadlock, including sufficient details with respect to the nature of the Deadlock and remedies being sought (the “Deadlock Notice”). The Members agree to attempt in good faith to resolve any Deadlock through consultation and negotiation between executives who have authority to settle controversies and who are at a higher level of authority than the persons with direct responsibility for administration of this Agreement. All negotiations pursuant to this Section 13.1 shall be confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.

Execution Copy	Northern Pass LLC Operating Agreement

13.2 Mediation. If the Deadlock has not been resolved by negotiation within twenty (20) days after delivery of the Deadlock Notice under Section 13.1, or if the Members have failed to meet within twenty (20) days of such delivery, the Members will endeavor to resolve the Deadlock by mediation under the then current CPR Mediation Procedure (or equivalent thereof if the CPR Mediation Procedure no longer exists); provided, however, that if one Member refuses to participate in negotiations as provided in Section 13.1, the other Member may thereupon initiate mediation prior to the expiration of such twenty (20) day period. Unless otherwise agreed, the Members will select a single mediator from the CPR Panels of Distinguished Neutrals. The Members shall equally share the fees and expenses of the mediation.

13.3 Arbitration.

13.3.1	If the Deadlock has not been resolved within thirty (30) days after appointment of a mediator pursuant to Section 13.2, a Member may commence an arbitration pursuant to this Article 13 (a “Deadlock Arbitration”) by delivering written notice to the other Member stating its intent to commence such Deadlock Arbitration (“Arbitration Initiation Notice”).

13.3.2	Without limiting any rights or remedies that may otherwise be available to the Members pursuant to this Agreement or the Act, the procedures set forth in this Article 13 shall constitute the exclusive remedy to resolve a Deadlock.

13.3.3	Unless otherwise agreed by the Members, the arbitration shall be conducted pursuant to the then current CPR Arbitration Rules, or the equivalent thereof if the CPR Arbitration Rules no longer exists, by a single arbitrator chosen by the Members in accordance with Rule 5 of the CPR Arbitration Rules. Within twenty (20) days after the delivery of the Arbitration Initiation Notice, the Members shall endeavor to select a single person to act as arbitrator who has at least five (5) years of experience in the construction of electric transmission facilities; and is knowledgeable professionally regarding the matters that are the subject of the Deadlock (the “Arbitrator”). If the Members are unable or fail to agree upon the identity of the Arbitrator within such twenty (20) day period, the Arbitrator shall be selected by the CPR in accordance with Rule 6 of the CPR Arbitration Rules, which shall endeavor to nominate the Arbitrator within twenty (20) days thereafter.

13.3.4	No later than fourteen (14) days after issuance of an Arbitration Initiation Notice pursuant to Section 13.3.1, each Member shall prepare and deliver to the other Member a written statement (an “Issues Statement”) of each issue that such Member believes constitutes a Deadlock.

13.3.5

No later than twenty-one (21) days after the deadline for delivery of Issue Statements, each Member shall deliver to the Arbitrator and the other Member a written statement (a “Settlement Proposal”) of such Member’s proposed resolution of the Deadlock, which shall be limited to the issues set forth in the Issues Statements. A Settlement Proposal need not address every issue described in every Issues Statement, but if it does not, any issue described in the Issues Statement of a Member and not addressed in the Settlement Proposal of such Member shall be deemed waived by such

Execution Copy	Northern Pass LLC Operating Agreement

Member. If a Member fails to deliver a Settlement Proposal within such period, such Member shall be deemed to have waived its rights to submit a Settlement Proposal.

13.3.6	The Arbitrator shall review the Settlement Proposals and, after due consideration thereof, the Arbitrator shall select the one Settlement Proposal that, in the Arbitrator’s reasoned judgment, best resolves the Deadlock on a basis that is consistent with the terms of this Agreement; provided, however, that the Arbitrator may not alter or add to the terms of any Settlement Proposal in reaching its determination.

13.3.7	An Arbitrator’s decision pursuant to this Section 13.3 shall be final and binding on the Company and the Members with respect to the Deadlock.

13.3.8	The Members shall equally share the fees and expenses of the Arbitrator.

ARTICLE 14

DEFAULT, REMEDIES

14.1 Events of Default. It shall be an “Event of Default” under this Agreement if:

(a)	a Member fails to make any Capital Contribution as required by this Agreement but subject to the extensions permitted by Section 3.3 (a “Capital Call Default”);

(b)	a Member breaches any of its other material obligations under this Agreement and fails to cure such breach within thirty (30) days of receipt of written notice of such breach from any other Member; or

(c)	a Member or its Ultimate Parent files a voluntary petition for bankruptcy or is adjudged bankrupt or insolvent, or has entered against such Member or its Ultimate Parent an order for relief, in any bankruptcy or insolvency proceeding.

14.2 Remedies. If an Event of Default occurs, the Company and the non-Defaulting Member may pursue all available remedies.

14.3 Funding Capital Call. Upon a Capital Call Default, in addition to any other remedy available pursuant to Section 14.2,

14.3.1

The non-Defaulting Member shall have the right, but not the obligation, to elect, in its sole discretion at any time after a Capital Call Default, and after written notice to the non-Defaulting Member, but subject to obtaining any required Third-Party Approvals, to make a loan or otherwise lend funds to the Company within thirty (30) days after occurrence of such Capital Call Default, in such amount such non-Defaulting Member deems appropriate or necessary, but not to exceed the amount of the Capital Contribution which the Defaulting Member has failed to contribute (the “Failed Contribution”). Such loan shall represent a debt of the Company payable or collectible solely from the assets of the Company in accordance with the terms and conditions upon which such loan is made, and such

Execution Copy	Northern Pass LLC Operating Agreement

loan shall have no effect on either Member’s Percentage Interest. Such loan shall be on a demand basis and bear interest at 12.74 percent, payable quarterly; and/or

14.3.2	The non-Defaulting Member shall have the right, but not the obligation, to elect, in its sole discretion at any time after a Capital Call Default, but subject to obtaining any required Third-Party Approvals, to deliver to the Company within sixty (60) days after occurrence of such Capital Call Default, all, but not less than all, of the Failed Contribution or to convert at any time any loan made by it pursuant to Section 14.3.1 above into a Capital Contribution. The amount shall be treated as payment of the Failed Contribution by the non-Defaulting Member and the non-Defaulting Member’s Capital Account shall be increased accordingly. In addition, the non-Defaulting Member’s Membership Interest and Percentage Interest shall be increased (and the Defaulting Member’s Membership Interest and Percentage Interest shall be correspondingly decreased) by an amount equal to the increase in the non-Defaulting Member’s Capital Account that occurs as a result of the non-Defaulting Member’s payment of the Failed Contribution. Notwithstanding anything to the contrary set forth in this Agreement, neither the Company nor the non-Defaulting Member shall be required to provide any advance notice to the Defaulting Member of any Capital Contribution made pursuant to this Section 14.3.2; provided that the Company shall provide the Defaulting Member with written notice of each adjustment of the Members’ Capital Accounts, Membership Interests and Percentage Interests as a result of Capital Contributions by the non-Defaulting Member pursuant to this Section 14.3.2.

14.4	Purchase Remedy; Right to Cure

14.4.1	Without limiting Section 14.2, at any time that a Defaulting Member’s Percentage Interest is below 15%, then the non-Defaulting Member shall have the right, but not the obligation, to elect in its sole discretion, upon thirty (30) days prior written notice to the Defaulting Member (the “Purchase Remedy Notice”), but subject to obtaining Third Party Approvals, to purchase all, but not less than all, of the Defaulting Member’s Membership Interest at a price equal to the Defaulting Member’s Capital Account balance on the date the Defaulting Member’s Membership Interest is transferred to the non-Defaulting Member less (i) any amounts owed to the Company by the Defaulting Member and (ii) all third party costs reasonably incurred by the non-Defaulting Member to acquire the Defaulting Member’s Membership Interest and to obtain all Third Party Approvals, payable in cash to the Defaulting Member within thirty (30) days after delivery of the Purchase Remedy Notice subject, however, to Section 14.4.3. In the event the non-Defaulting Member provides a Purchase Remedy Notice to the Defaulting Member, the Defaulting Member shall have the right, within such thirty (30) day notice period, to make a capital contribution to the Company in an amount that would cause the Defaulting Member’s Percentage Interest to equal at least 15%. A Member shall have this right to cure by making such a capital contribution only one time.

Execution Copy	Northern Pass LLC Operating Agreement

14.4.2	In the event that the non-Defaulting Member provides a Purchase Remedy Notice, then, during the period that commences on the day of receipt of the Purchase Remedy Notice and ends on the day immediately preceding the day on which the Defaulting Member’s Membership Interest is transferred to the non-Defaulting Member (the “Interim Period”), (a) if the In-Service Date has not occurred, there shall be no distributions of Available Cash to the Members, or (b) if the In-Service Date has occurred, Available Cash shall be distributed to the Members in accordance with their respective Percentage Interests.

14.4.3	The thirty (30) day time period referred to in Section 14.4.1 shall be extended for such period of time as is necessary for the non-Defaulting Member to obtain Third-Party Approvals so long as the non-Defaulting Member is diligently pursuing obtaining any such Third-Party Approvals.

14.4.4	At the closing of the transfer of the Defaulting Member’s Membership Interest to the non-Defaulting Member, the Defaulting Member shall (i) sign such documents as may reasonably be requested by the non-Defaulting Member in order to consummate the transfer, (ii) represent and warrant that (A) it has good title to its Membership Interest, (B) there are no Encumbrances on such Membership Interest (other than pursuant to this Agreement or any indebtedness of the Company), (C) it has due authority to transfer the Membership Interest, (D) the agreement transferring such Membership Interest is valid and enforceable against the Defaulting Member and (E) the transfer of the Membership Interest does not violate Applicable Law in any material respect and (iii) disclose in writing the existence and nature of any pending or, to the Defaulting Member’s actual knowledge without any obligation of due inquiry, threatened litigation or arbitration or any audit or investigation initiated by any Governmental Authority against the Defaulting Member or the Company with respect to the Defaulting Member’s Membership Interest. In the event the Defaulting Member discloses the existence of any pending or threatened litigation or other Proceeding required to be disclosed herein or the non-Defaulting Member reasonably determines that any representation or warranty required by clause (ii) herein is inaccurate, the non-Defaulting Member may, in its sole discretion, withdraw its election to purchase the Defaulting Member’s Membership Interest and pursue any other remedies that are available to it under this Agreement.

14.5 Cooperation by Defaulting Member. With respect to any Proceedings that result from or are required in connection with the non-Defaulting Member’s exercise of any of the remedies provided for herein, the Defaulting Member shall cooperate with the non-Defaulting Member to the extent reasonably requested to effectuate the non-Defaulting Member’s remedy election; provided however, that this Section 14.5 shall not prohibit or otherwise affect the rights of a Member to dispute the issue of whether an Event of Default has occurred.

Execution Copy	Northern Pass LLC Operating Agreement

14.6 Third Party Approvals. The exercise of any of the remedies set forth in this Article 14 shall be in all cases subject to receipt of all necessary Third Party Approvals. The non-Defaulting Member and, if applicable, the Defaulting Member, shall diligently and in good faith pursue all necessary Third Party Approvals.

ARTICLE 15

INDEMNIFICATION; LIMITATION OF LIABILITY

15.1 Indemnification by a Member. Subject to Section 15.3, each Member (the “Indemnifying Member”) shall indemnify, defend and hold harmless the Company, the other Members, the other Members’ Corporate Affiliates, and their respective officers, directors, employees and the Representatives (collectively the “Other Indemnified Persons”) from and against any and all claims, demands, actions, suits, damages, liabilities, losses, costs and expenses (including reasonable attorneys’ fees and out-of-pocket disbursements), judgments, fines, settlements and other amounts, but except to the extent payment on account of or relating to losses or damages are made to a third party, excluding special, incidental, indirect, punitive, exemplary or consequential damages (collectively “Damages”), to the extent caused by, resulting from or arising out of or in connection with any action by the Indemnifying Member outside the scope of the Indemnifying Member’s rights or authority conferred by this Agreement.

15.2 Indemnification by Company.

15.2.1	To the fullest extent permitted by law, the Company (i) shall indemnify and hold harmless the Members and all directors, officers, shareholders, partners, employees and Corporate Affiliates of a Member, and (ii) shall indemnify all officers and employees of the Company and the Corporate Affiliates thereof and the Representatives (collectively, “Indemnified Persons”) from and against any and all losses, claims, demands, liabilities, expenses (including attorneys’ fees and expenses), judgments, fines, penalties (including excise taxes and similar taxes, and punitive damages), settlements, and other amounts arising from any and all claims, inquiries, demands, actions, suits or proceedings, civil, criminal, administrative, arbitrative or investigative or any appeal thereof (“Proceedings”) in which the Indemnified Person may be involved, or threatened to be involved, as a party or otherwise, by reason of its management of the affairs of the Company, by reason of the fact that the Indemnified Person was serving as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another Person, or which otherwise relates to or arises out of the Company, its property, its business or affairs, and in any instance is related to events occurring during the term of this Agreement. The negative disposition of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not, of itself, create a presumption that the Indemnified Person acted in a manner contrary to the standard set forth in Section 15.2.2 below. Any indemnification pursuant to this Section 15.2 shall be made only out of the assets of the Company. It is expressly acknowledged that the indemnification provided in this Article 15 could involve indemnification for negligence or under theories of strict liability.

Execution Copy	Northern Pass LLC Operating Agreement

15.2.2	An Indemnified Person shall not be entitled to indemnification under Section 15.2 with respect to any claim, issue or matter in which it has engaged in Disabling Conduct as determined by a court of competent jurisdiction.

15.2.3	To the fullest extent permitted by Applicable Law, until it has been determined that an Indemnified Person is not entitled to be indemnified as authorized in Section 15.2.2, expenses (including reasonable legal fees) incurred by an Indemnified Person in defending any claim, demand, action, suit or proceeding, from time to time, shall be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of a written affirmation by the Indemnified Person of its good faith belief that it has met the standard of conduct necessary for indemnification under this Article 15 and a written undertaking by or on behalf of the Indemnified Person to repay such amount if it shall be determined that the Indemnified Person is not entitled to be indemnified as authorized in Section 15.2.1. The Members Committee may, in its sole discretion, require that any such undertaking pursuant to this Section 15.2.3 be secured by the assets of the Indemnified Person.

15.2.4	The indemnification provided by this Section 15.2 shall be in addition to any other rights to which an Indemnified Person may be entitled under any agreement, by law or vote of the Members Committee as a matter of law or otherwise, both as to action in the Indemnified Person’s capacity as a Representative, an affiliate thereof or a partner, director, officer, agent of the Company or an affiliate thereof or other capacity, shall continue as to an Indemnified Person who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of an Indemnified Person.

15.2.5	In no event may any Indemnified Person subject the Members to personal liability by reason of any indemnification of an Indemnified Person under this Agreement or otherwise.

15.3 Survival; Limitations; Procedures. The indemnification obligations contained in Section 15.1 will survive any termination of this Agreement or the dissolution and winding up of the Company. The indemnification obligations contained in Section 15.2 will survive any dissolution of the Company until its affairs have been fully wound up and all of its properties and assets distributed in accordance with this Agreement.

15.4 Indemnification Procedure. If a Member or the Company (the “Indemnifying Party”) is obligated hereunder to indemnify any Indemnified Person or Other Indemnified Person (in any case the “Indemnified Party”) from any claim, suit, action or proceeding brought by any other person or entity (a “Third Party Claim”), the Indemnified Party shall give notice as promptly as is reasonably practicable to the Indemnifying Party of such Third Party Claim; provided that the failure of the Indemnified Party to give notice shall not relieve the Indemnifying Party of its obligations under this Article 15 except to the extent (if any) that the Indemnifying Party shall have been materially prejudiced thereby. Such Indemnifying Party will have the right to control the defense and settlement of such Third Party Claim with counsel

Execution Copy	Northern Pass LLC Operating Agreement

reasonably acceptable to the Indemnified Party, provided that (i) such Indemnified Party may retain counsel at its expense to assist in the defense and settlement of such Third Party Claim, and (ii) no settlement of any Third Party Claim will contain terms or provisions requiring the Indemnified Party to take any action or perform any undertaking, or prohibit or restrain the Indemnified Party from taking any action, without the prior written consent of the Indemnified Party.

ARTICLE 16

DISSOLUTION, LIQUIDATION, AND TERMINATION OF THE COMPANY

16.1 Limitations. The Company may be dissolved, liquidated, and terminated only pursuant to the provisions of this Article 16, and the parties hereto do hereby irrevocably waive any and all other rights they may have to cause a dissolution of the Company or a sale or partition of any or all of the Company Assets.

16.2 Exclusive Causes. Notwithstanding the Act, the following and only the following events shall cause the Company to be dissolved, liquidated, and terminated:

(a)	the unanimous consent of the Members;

(b)	entry of a decree of judicial dissolution of the Company under Section 304-C:51 of the Act; and

(c)	the sale of all or substantially all of the assets of the Company.

The bankruptcy or dissolution of a Member, or the occurrence of any other event that terminates the continued membership of a Member in the Company, shall not cause a dissolution of the Company.

16.3 Effect of Dissolution. The dissolution of the Company shall be effective on the day on which the event occurs giving rise to the dissolution, but the Company shall not terminate until it has been wound up and its assets have been distributed as provided in Section 16.5. Notwithstanding the dissolution of the Company, prior to the termination of the Company, the business of the Company and the affairs of the Members, as such, shall continue to be governed by this Agreement.

16.4 Deficit Capital Accounts. Each Member shall look solely to the assets of the Company for all distributions with respect to the Company, its Capital Contribution thereto, its Capital Account and its share of Profits or Losses, and shall have no recourse therefor (upon dissolution or otherwise) against any other Member. If any Member has a deficit balance in its Capital Account, such Member shall have no obligation to make any contribution to the capital of the Company with respect to such deficit, and such deficit shall not be considered a debt owed to the Company or to any other Person for any purpose whatsoever.

16.5 Liquidation. Upon dissolution of the Company, the Members Committee (or, in the event there are no remaining members of the Members Committee, any Person designated by the Members) shall act as “Liquidator” of the Company. The Liquidator shall liquidate the assets of the Company, and after allocating (pursuant to Article 5) all income, gain, loss, deductions, and credits resulting therefrom, shall apply and distribute the proceeds thereof and all other Company Assets, including Available Cash, as follows:

(a)	First, to the payment of the obligations of the Company, to the expenses of liquidation, and to the setting up of any Reserves for contingencies which the Members Committee may consider necessary.

Execution Copy	Northern Pass LLC Operating Agreement

(b)	Thereafter, the then remaining Company Assets, including cash and cash equivalents, shall be distributed to the Members in proportion to the positive balances in the Members’ respective Capital Accounts, determined after taking into account all Capital Account adjustments for the Company Allocation Year during which such liquidation occurs (other than the distributions made pursuant to this Section 16.5(b)), by the end of the Allocation Year in which such liquidation occurs or, if later, within ninety (90) days after the date of the liquidation.

16.6 Compliance with Certain Requirements of Regulations. In the event the Company is “liquidated” within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), distributions shall be made in accordance with Section 16.5. In the discretion of the Liquidator, a pro rata portion of the distributions that would otherwise be made to the Members pursuant to this Article 16 may be distributed to a trust established for the benefit of the Members for the purposes of liquidating Company assets, collecting amounts owed to the Company, and paying any contingent or unforeseen liabilities or obligations of the Company. The assets of any such trust shall be distributed to the Members from time to time, in the reasonable discretion of the Liquidator, in the same proportions as the amount distributed to such trust by the Company would otherwise have been distributed to the Members pursuant to Section 16.5.

16.7 Deemed Contribution and Distribution. In the event the Company is “liquidated” within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g) but no event of dissolution has occurred, the assets shall not be liquidated, the Company’s debts and other liabilities shall not be paid or discharged, and the Company’s affairs shall not be wound up. Instead, solely for tax purposes, the Company shall be deemed to have contributed all assets and liabilities to a new limited liability company in exchange for an interest in such new limited liability company and, immediately thereafter, the Company will be deemed to liquidate by distributing interests in the new limited liability company to the Members.

16.8 Character of Liquidating Distributions. All payments made in liquidation of the Membership Interest of a Member in the Company shall be made in exchange for the interest of such Member in property pursuant to Code Section 736(b)(1), including the interest of such Member in Company goodwill.

ARTICLE 17

REPRESENTATIONS AND WARRANTIES

17.1 NU Ventures Representations and Warranties. NU Ventures represents and warrants to NSTAR Ventures, as of the date hereof, after giving effect to the execution and delivery of this Agreement, as follows:

(a)	that it is a corporation, duly organized, validly existing, and in good standing under the laws of the State of Connecticut, with full corporate power and authority to conduct its business as it is now being conducted and to own or use the properties and assets that it purports to own or use;

Execution Copy	Northern Pass LLC Operating Agreement

(b)	that the execution delivery and performance of this Agreement by NU Ventures has been duly authorized by all necessary corporate action by NU Ventures and that the individual or individuals executing this Agreement for and on behalf of NU Ventures have been duly authorized to do so;

(c)	that this Agreement, when executed and delivered by NU Ventures, will be the valid and binding obligation of NU Ventures, enforceable against NU Ventures in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance or other equitable remedies;

(d)	that the execution, delivery and performance of this Agreement by NU Ventures do not and will not: (i) violate any provisions of NU Ventures’ organizational documents, or any law, rule, regulation, order, judgment or decree applicable to or binding on NU Ventures or any of its properties; (ii) violate, or result in any breach of or constitute any default under, any material agreement or instrument to which NU Ventures is a party or by which NU Ventures or any of its properties may be bound or affected; or (iii) require the consent of any Person under any existing law or agreement which has not already been obtained (other than approvals the obtaining of which is a Condition Precedent);

(e)	that there is no pending or, to the best of NU Ventures’ knowledge, threatened action or proceeding affecting NU Ventures before any court, governmental agency or arbitrator, which might reasonably be expected to materially and adversely affect the ability of NU Ventures to perform its obligations under this Agreement;

(f)	that NU Ventures possesses all franchises, certificates, licenses, permits and other governmental authorizations and approvals necessary for it to own its properties, conduct its businesses and perform its obligations under this Agreement (other than approvals the obtaining of which is a Condition Precedent);

(g)	that NU Ventures is not an “investment company” or a “company controlled by an investment company”, as such terms are defined in the Investment Company Act of 1940, as amended;

(h)	that neither NU Ventures nor any Corporate Affiliate, any agent or other Person acting on its behalf, directly or indirectly, has offered any of the Membership Interests or any similar security of the Company for sale to or solicited offers to buy any thereof from, or otherwise approached or negotiated with respect thereto with, any Person in a manner that would subject the offering of the Membership Interests to the registration requirements of the Securities Act of 1933, as amended; and

Execution Copy	Northern Pass LLC Operating Agreement

(i)	that it is acquiring the Membership Interest for investment purposes for its own account only and not with a view to or for sale in connection with any distribution of all or any part of the Membership Interest. No other Person, other than direct or indirect parent entities, will have any direct or indirect beneficial interest in or right to the Membership Interest.

17.2 NSTAR Ventures Representations and Warranties. NSTAR Ventures represents and warrants to NU Ventures, as of the date hereof, after giving effect to the execution and delivery of this Agreement, as follows:

(a)	that it is a corporation duly organized, validly existing, and in good standing under the laws of The Commonwealth of Massachusetts, with full corporate power and authority to conduct its business as it is now being conducted and to own or use the properties and assets that it purports to own or use;

(b)	that the execution, delivery and performance of this Agreement by NSTAR Ventures has been duly authorized by all necessary corporate action by NSTAR Ventures and that the individual or individuals executing this Agreement for and on behalf of NSTAR Ventures have been duly authorized to do so;

(c)	that this Agreement, when executed and delivered by NSTAR Ventures, will be the valid and binding obligation of NSTAR Ventures, enforceable against NSTAR Ventures in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance or other equitable remedies;

(d)	that the execution, delivery and performance of this Agreement by NSTAR Ventures do not and will not: (i) violate any provisions of NSTAR Ventures’ organizational documents, or any law, rule, regulation, order, judgment or decree applicable to or binding on NSTAR Ventures or any of its properties; (ii) violate, or result in any breach of or constitute any default under, any material agreement or instrument to which NSTAR Ventures is a party or by which NSTAR Ventures or any of its properties may be bound or affected; or (iii) require the consent of any Person under any existing law or agreement which has not already been obtained (other than approvals the obtaining of which is a Condition Precedent);

(e)	that there is no pending or, to the best of NSTAR Ventures’ knowledge, threatened action or proceeding affecting NSTAR Ventures before any court, governmental agency or arbitrator, which might reasonably be expected to materially and adversely affect the ability of NSTAR Ventures to perform its obligations under this Agreement;

(f)	that NSTAR Ventures possesses all franchises, certificates, licenses, permits and other governmental authorizations and approvals necessary for it to own its properties, conduct its businesses and perform its obligations under this Agreement (other approvals the obtaining of which is a Condition Precedent);

Execution Copy	Northern Pass LLC Operating Agreement

(g)	that NSTAR Ventures is not an “investment company” or a “company controlled by an investment company”, as such terms are defined in the Investment Company Act of 1940, as amended;

(h)	that neither NSTAR Ventures nor any Corporate Affiliate, any agent or other Person acting on its behalf, directly or indirectly, has offered any of the Membership Interests or any similar security of the Company for sale to or solicited offers to buy any thereof from, or otherwise approached or negotiated with respect thereto with, any Person in a manner that would subject the offering of the Membership Interests to the registration requirements of the Securities Act of 1933, as amended; and

(i)	that it is acquiring the Membership Interest for investment purposes for its own account only and not with a view to or for sale in connection with any distribution of all or any part of the Membership Interest. No other Person, other than direct or indirect parent entities, will have any direct or indirect beneficial interest in or right to the Membership Interest.

ARTICLE 18

CONFIDENTIALITY

18.1 Confidentiality Obligation; Permitted Disclosures. The Company agrees that it shall hold in strict confidence and shall not disclose or use any Confidential Information of any Member or any Corporate Affiliate of such Member. Each Member agrees that it shall hold in strict confidence and shall not disclose or use any Confidential Information of the Company or the other Member or the Corporate Affiliates of such other Member.

Notwithstanding the foregoing, a recipient shall be entitled to disclose Confidential Information to its respective Representatives, officers, employees, Corporate Affiliates, Regulatory Affiliates, agents, lenders, attorneys, and other advisors (collectively “Permitted Disclosees”) for purposes of pursuing the business of the Company, meeting the Company’s obligations and exercising the Company’s rights hereunder, and with respect to the Members, as may otherwise be deemed appropriate by the Members in connection with their direct or indirect ownership of the Company, provided that the Permitted Disclosees shall be informed of the confidentiality obligations provided herein. Each recipient agrees to be responsible for any breach of the confidentiality obligations under this Agreement by its Permitted Disclosees. Further, a recipient shall also be entitled to disclose Confidential Information to the extent such disclosure: (a) is necessary or convenient as part of any regulatory proceeding in which the Company or a Regulatory Affiliate is a party subject to a protective order or such other remedy as the disclosing party may consider appropriate in the circumstances, (b) is required to be disclosed by stock exchange requirements applicable to the recipient or its Corporate Affiliates, (c) is necessary or otherwise reasonably deemed appropriate in connection with any dispute resolution commenced pursuant to this Agreement, (d) is disclosed to an entity whose primary business is the issuance of credit ratings, provided the information is disclosed pursuant to a confidentiality agreement (which agreement shall be no less restrictive than the recipient’s obligations under this Agreement) and is disclosed solely for the purpose of developing a credit rating and the entity’s ratings are publicly available, (e) is disclosed to a prospective purchaser of

Execution Copy	Northern Pass LLC Operating Agreement

a Membership Interest or other interest in the Company, provided the information is disclosed pursuant to a confidentiality agreement (which agreement shall be no less restrictive than the recipient’s obligations under this Agreement) and is disclosed on a need to know basis, or (f) is disclosed to a prospective merger partner of a Member or prospective purchaser of a Member, provided the information is disclosed pursuant to a confidentiality agreement (which agreement shall be no less restrictive than the recipient’s obligations under this Agreement) and is disclosed on a need to know basis.

The mere possession by a Member of Confidential Information is not intended to preclude or inhibit such Member from engaging in a merger, acquisition or sale provided such Member has complied with the terms hereof.

18.2 Legally Required Disclosures. If the Company or either Member to whom Confidential Information is transmitted is required pursuant to Applicable Law or otherwise becomes legally compelled to disclose any of the Confidential Information or the fact that the Confidential Information has been made available to it, such entity shall (unless prohibited by Applicable Law from doing so) promptly advise the disclosing party in order that the disclosing party may seek a protective order or such other remedy as the disclosing party may consider appropriate in such circumstances. In any event, the compelled party may disclose only that portion of the Confidential Information which such party is legally required to disclose in the judgment of the party’s legal counsel without any liability to the disclosing party hereunder and such disclosure shall not be a breach of this Article 18.

18.3 Survival. The provisions of this Article 18 will survive a termination of this Agreement and the dissolution and winding up of the Company.

ARTICLE 19

REPORTS

19.1 Company Records. The Company shall keep and maintain the following records in its principal office in the United States or make them available in that office within ten (10) days after the date of receipt of a written request from a Member:

(a)	a current list that states the name and mailing address of each Member and the Percentage Interest of each Member;

(b)	copies of the federal, state, local, and foreign (if any) information or tax returns for each of the Company’s six most recent taxable years;

(c)	a copy of the Certificate of Formation and this Agreement, all amendments or restatements, and executed copies of any powers of attorney; and

(d)	a written statement of:

(i) the amount of the cash Capital Contributions and a description and statement of the agreed value of any other Capital Contributions made by each Member, and the amount of the cash Capital Contributions and a description and statement of the agreed value of any other Capital Contributions that the Member has agreed to make in the future as additional contributions;

Execution Copy	Northern Pass LLC Operating Agreement

(ii) the date on which each Member in the Company became a Member; and

(iii) correct and complete books and records of account of the Company.

19.2 Examination of Records. A Member or a Permitted Transferee of a Membership Interest, on written request stating the purpose, may examine and copy, in person or by the Member’s or transferee’s representative, upon reasonable prior notice and during regular business hours, for any proper purpose, and at the Member’s expense, records required to be kept under this Article and other information regarding the business, affairs, and financial condition of the Company as is just and reasonable for the Person to examine and copy.

19.3 Reports. The Accounting Matters Partner shall cause to be prepared and delivered to each Member: (a) no later than five (5) Business Days after the end of each month, a trial balance; (b) no later than ten (10) Business Days after the end of each month, financial statements including balance sheet, statements of operations, statement of cash flows and statements of capital accounts of each Member of the Company relative to the budget; (c) no later than twelve (12) Business Days after the end of each month, a forecast of the financial statements, including capital spending by project and capital contributions, by month for the remainder for the then current calendar year; (d) no later than thirty (30) days after the end of each quarter, unaudited quarterly financial statements prepared in accordance with GAAP and otherwise in a format approved by the Members Committee; (e) no later than ninety (90) days prior to the end of each taxable year of the Company, an updated forecast of tax information for the current taxable year and forecast of tax information for the forthcoming taxable year (such information consistent with the information provided for the Members as would be provided to the Members via the Company’s tax returns); (f) no later than ninety (90) days after the end of each calendar year, financial statements for the Company for such year prepared in accordance with GAAP and audited by a nationally recognized accounting firm; and (g) no later than sixty (60) days after the delivery of audited financial statements of the Company, the tax information concerning the Company that is necessary for preparing the Member’s tax returns for such taxable year.

ARTICLE 20

MISCELLANEOUS

20.1 Amendments. Except as otherwise specifically provided in this Agreement, no amendment, modification, or change of this Agreement, or any part thereof, shall be valid and effective unless made in writing and signed by all of the Members.

20.2 Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and fully supersedes any and all prior written or oral or oral contemporaneous agreements or understandings among the parties hereto pertaining to the subject matter hereof.

Execution Copy	Northern Pass LLC Operating Agreement

20.3 Further Assurances. Each Member hereby covenants and agrees on behalf of itself, its successors, and its assigns, without further consideration, to prepare, execute, acknowledge, file, record, publish, and deliver such other instruments, documents and statements, and to take such other action as may be required by law or reasonably necessary to effectively carry out the purposes of this Agreement.

20.4 Notices. Any notice, consent, payment, demand, or communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be personally delivered or sent by facsimile transmission, reputable overnight courier or registered or certified mail, postage prepaid and return receipt requested, addressed as follows: (a) if to the Company, to the Company at the address set forth in Section 2.3, or to such other address as the Company may from time to time specify by written notice to the Members; and (b) if to a Member, to such Member at the address set forth on Schedule 2.8, or to such other address as such Member may from time to time specify by written notice to the Company. Any such notice shall be deemed to have been given when delivered by personal delivery, reputable overnight courier, facsimile transmission or mailed by registered or certified mail, postage prepaid, return receipt requested, addressed to the Person or Persons to whom such notice is to be given at the addresses set referenced above (or at such other address as shall be stated in a notice similarly given).

20.5 Governing Law and Jurisdiction. This Agreement, including its existence, validity, construction, and operating effect, and the rights of each of the parties hereto, shall be governed by and construed in accordance with the laws of the State of New Hampshire without regard to otherwise governing principles of conflicts of law. Except as otherwise provided in Article 13, each Member hereby submits to the jurisdiction of any state or federal court sitting in the State of New Hampshire in any action arising out of or relating to this Agreement or the transactions contemplated herein.

20.6 WAIVER OF RIGHT TO JURY TRIAL. TO THE FULLEST EXTENT PERMITTED BY LAW, AND AS SEPARATELY BARGAINED-FOR CONSIDERATION, EACH MEMBER HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING, OR COUNTERCLAIM OF ANY KIND ARISING OUT OF OR RELATING TO THIS AGREEMENT.

20.7 No Drafting Presumption. No presumption will operate in favor of or against any Member as a result of any responsibility that any party may have had for drafting this Agreement.

20.8 Binding Effect. Except as otherwise expressly provided herein, this Agreement shall be binding on and inure to the benefit of the Members, and their successors and assigns all other Persons hereafter holding, having or receiving an interest in the Company.

20.9 Press Releases. No party shall issue any public statement regarding this Agreement or any matter affecting the Company without the approval of the Members Committee.

20.10 Severability. If any of the provisions of this Agreement are found to be invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions contained herein will not be affected or impaired in any way. With respect to any provision found to be invalid, illegal or unenforceable by a court of competent jurisdiction or an arbitrator, the parties will expeditiously negotiate in good faith to replace such invalid, illegal or unenforceable provision with the valid, legal and enforceable provision that most closely reflects the intentions of the parties as set forth herein.

Execution Copy	Northern Pass LLC Operating Agreement

20.11 Counterparts. This Agreement may be executed in any number of multiple counterparts, each of which shall be deemed to be an original copy and all of which shall constitute one agreement, binding on all parties hereto.

20.12 Waiver. The waiver by any Member of a breach or violation of any provision of this Agreement will not operate as or be construed as a waiver of any subsequent breach or violation hereof.

20.13 No State-Law Partnership. Other than for tax purposes the Members intend that the Company not be a partnership (including a limited partnership) or joint venture, and that no Member be a partner or joint venturer of any other Member, and this Agreement may not be construed to suggest otherwise.

20.14 No Third Party Beneficiaries. It is expressly understood that the provisions of this Agreement do not impart enforceable rights in anyone who is not a party or a successor or permitted assign of a party hereto.

[Signature Pages Follow]

Execution Copy	Northern Pass LLC Operating Agreement

IN WITNESS WHEREOF, the parties hereto have duly executed this Limited Liability Company Agreement as of the Effective Date.

NU TRANSMISSION VENTURES, INC.
a Connecticut corporation

By:	/s/ CHARLES W. SHIVERY
Name: Charles W. Shivery Its Chairman, President and Chief Executive Officer

NSTAR TRANSMISSION VENTURES, INC. a Massachusetts corporation

By:	/s/ PAUL VAITKUS
Name: Paul D. Vaitkus Its President

Execution Copy	Northern Pass LLC Operating Agreement

ANNEX A

FORM OF JOINDER AGREEMENT

This JOINDER AGREEMENT to LIMITED LIABILITY COMPANY AGREEMENT OF NORTHERN PASS TRANSMISSION LLC (this “Joinder Agreement”) is made and entered into as of             , 20    , by and among Northern Pass Transmission LLC, a New Hampshire limited liability company (the “Company”), and the undersigned (the “Joining Member”), and relates to that certain Limited Liability Company Agreement of Northern Pass Transmission LLC, dated as of April , 2010 (as amended from time to time, the “Operating Agreement”), by and among NU Transmission Ventures, Inc. and NSTAR Transmission Ventures, Inc. (each, individually, a “Member” and, collectively, the “Members”). Capitalized terms used and not defined herein shall have the meanings ascribed to such terms in the Operating Agreement.

WHEREAS, the Joining Member is acquiring as Transferee some or all of the Membership Interests in the Company held by                      and, in connection therewith, has agreed to become a party to the Operating Agreement on the terms set forth herein.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Agreement to be Bound. The Joining Member agrees that, upon the execution of this Joinder Agreement, the Joining Member shall become a party to the Operating Agreement and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Operating Agreement and the Joining Member shall be deemed a “Member” thereunder for all purposes.

2. Address for Notices. For the purposes of Section 20.4 of the Operating Agreement, the Joining Member requests that copies of all notices to the Joining Member be sent to the following address:

[Address]

[Address]

[Fax No.]

Attention:

3. Binding Effect. This Joinder Agreement shall be binding upon and shall inure to the benefit of, and be enforceable by, the Company, the Members and the Joining Member and their respective heirs, personal representatives, successors and assigns.

4. Severability. If any provision of this Joinder Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a Governmental Authority, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other Persons or circumstances. Upon such determination that any provision of this Joinder Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any Person or circumstance is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Joinder Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

5. Further Agreement. The parties hereto shall use commercially reasonable efforts to do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments or documents as any other party may reasonably request in order to carry out the intent and purposes of this Joinder Agreement and to consummate the transactions contemplated hereby.

6. Effect of Headings. The Section headings of this Joinder Agreement have been inserted for convenience of reference only and shall not be deemed a part of this Joinder Agreement.

7. Counterparts. This Joinder Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original, but all such respective counterparts shall together constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Joinder Agreement by facsimile or other electronic image scan shall be effective as delivery of a manually executed counterpart of this Agreement.

8. Governing Law. THIS JOINDER AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW HAMPSHIRE WITHOUT REGARD TO OTHERWISE GOVERNING PRINCIPLES OF CONFLICTS OF LAW.

Signature Page Follows.

-A2-

Execution Copy	Northern Pass LLC Operating Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Joinder Agreement as of the date first above written.

JOINDER AGREEMENT

NORTHERN PASS TRANSMISSION LLC:

By:

Name:
Title:

JOINING MEMBER:
[NAME]

By:

Name:
Title:

-A3-

Execution Copy	Northern Pass LLC Operating Agreement

EXHIBIT A

FORM OF SERVICE AGREEMENT WITH

NORTHEAST UTILITIES SERVICE COMPANY

Ex. A

Execution Copy	Northern Pass LLC Operating Agreement

SCHEDULE 2.8

MEMBERS

Member	Percentage Interest	Address
NU Transmission Ventures, Inc.	75%

NU Transmission Ventures Company

c/o Northeast Utilities Service Company

107 Selden Street

Berlin, CT 06047

Attention: James A. Muntz, President – Transmission

Fax no.:

With a copy to:

Northeast Utilities Service Company

P.O. Box 270

Hartford CT 06141

Attention: Gregory B. Butler, General Counsel

Fax: 860-728-4581

NSTAR Transmission Ventures, Inc.	25%

NSTAR Electric & Gas Corporation

One NSTAR Way, NE240

Westwood, MA 02090-9230

Attn: Geoffrey O. Lubbock, Vice President,

Financial Strategic Planning and Policy

Fax no.:

with a copy to:

NSTAR Electric & Gas Corporation

800 Boylston Street, P1700

Boston, MA 02199-8003

Attn: Douglas S. Horan, General Counsel

Fax no.:

Sch. 2.8

Execution Copy	Northern Pass LLC Operating Agreement

SCHEDULE 6.1

DESCRIPTION OF THE PROJECT

The Project consists of the development, construction, ownership and maintenance of (i) a high voltage direct current (“HVDC”) cost-based participant funded transmission line (the “HVDC Facilities”) from the U.S. Border to a point at or near the Webster substation in New Hampshire (the “Delivery Point”) and (ii) certain additions, modifications, or reinforcements to AC transmission facilities in New England that are necessary to interconnect the HVDC Facilities at the Delivery Point and enable the delivery of 1,200 MW of power to the Delivery Point on a firm basis (such additions, modifications, reinforcements and upgrades, collectively, “AC Upgrades”).

Sch. 6.1

Execution Copy	Northern Pass LLC Operating Agreement

SCHEDULE 6.2

CONDITIONS PRECEDENT TO MEMBERS’ OBLIGATIONS

FOR ADDITIONAL CAPITAL CONTRIBUTIONS

The Members shall have no obligation, other than the obligation to make the Capital Contributions required by the Development Budget as provided for in Section 3.1 and in connection with Pre-Formation Internal Costs as provided for in Section 9.1, to make any other Capital Contributions until such time, if ever, that each of the Conditions Precedent below has been satisfied or waived by such Member:

1. The following shall have been obtained and shall not contain terms and conditions substantially different from those requested in the applications filed therefor unless otherwise acceptable to each Member in its sole discretion:

(a)	A FERC order accepting or approving the Company’s FPA Section 205 filing of the Transmission Services Agreement between the Company and HQ in a form reasonably satisfactory to the Members.

(b)	A FERC order, pursuant to Section 204 of the Federal Power Act of 1935, granting the Company the right to incur debt as contemplated by this Agreement and the right of NU Ventures and NSTAR Ventures to provide equity capital to the Company, in a form reasonably satisfactory to the Members.

2. The following agreements shall have been executed and delivered by all of the applicable parties thereto by no later than March 22, 2011:

(a)	Joint Development Agreement among TransEnergie and the Company;

(b)	Transmission Services Agreement between the Company and Hydro-Quebec;

(c)	Service Agreement between the Company and NUSCO.

3. The Company shall have received a commitment(s) for debt financing that is acceptable to it by no later than 30 days after the date on which all of the conditions precedent set forth in paragraph 1 above have been satisfied.

4. All Capital Contributions necessary to fund the Development Budget and approved Pre-Formation Internal Costs shall have been funded at the times and in the amounts specified by the Members Committee.

5. The Members Committee shall have approved the Initial Operating Budget by no later than 90 days after the date on which the conditions precedent set forth in paragraph 1 above have been satisfied.

6. The Members Committee shall have approved the Construction Budget by no later than 90 days after the date on which the conditions precedent set forth in paragraph 1 above have been satisfied.

Sch. 6.2

Execution Copy	Northern Pass LLC Operating Agreement

SCHEDULE 7.2

INITIAL MEMBERS COMMITTEE

NU Transmission Ventures, Inc. Representatives

James A. Muntz

Gary A. Long

NSTAR Transmission Ventures, Inc. Representatives

Paul D. Vaitkus

Geoffrey O. Lubbock

Sch. 7.2

Execution Copy	Northern Pass LLC Operating Agreement

SCHEDULE 7.13

APPROVED AFFILIATE AGREEMENTS

Service Agreement between Northeast Utilities Service Company and the Company

Sch. 7.13

Execution Copy	Northern Pass LLC Operating Agreement